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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, New York 10153
William P. Lauder Executive Chairman
September 24, 2015

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held in New York City on Thursday, November 12, 2015, at 10:00 a.m., local time, at the JW Marriott Essex House New York, where we will ask you to vote on the items set forth in the Notice of Annual Meeting of Stockholders below.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE, OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

  Thursday, November 12, 2015, at 10:00 a.m., local time

Place:

  JW Marriott Essex House New York
  Grand Salon
  160 Central Park South
  New York, New York

Items of Business:

  1.
  To elect the five Class I director nominees as directors to serve until the 2018 Annual Meeting of Stockholders;

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2016 fiscal year;

  3.
  To provide an advisory vote to approve executive compensation;

  4.
  To approve the Company's Amended and Restated Fiscal 2002 Share Incentive Plan; and

  5.
  To approve the Company's Amended and Restated Non-Employee Director Share Incentive Plan.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 24, 2015

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 12, 2015: The Company's Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2015, are available at www.envisionreports.com/EL.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2015 Annual Meeting of Stockholders

Date and Time:	November 12, 2015 at 10:00 a.m.
Place:	JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York
Record Date:	September 14, 2015

Voting Matters

Items of Business		Board Recommendation	Proxy Statement Disclosure

1.	Election of Class I Directors	FOR each director nominee	Page 9
2.	Ratification of Appointment of KPMG LLP as Independent Auditors	FOR	Page 84
3.	Advisory Vote to Approve Executive Compensation	FOR	Page 86
4.	Approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan	FOR	Page 88
5.	Approval of the Company's Amended and Restated Non-Employee Director Share Incentive Plan	FOR	Page 101

Director Nominees

        The following table provides information about the Class I Director Nominees standing for election to serve until the 2018 Annual Meeting of Stockholders. Information about all the Directors can be found in this Proxy Statement beginning on page 9.

Nominee	Current Position	Committee Membership

Rose Marie Bravo	Retail and Marketing Consultant	Compensation Committee Stock Plan Subcommittee
Paul J. Fribourg	Chairman and Chief Executive Officer of Continental Grain Company	Audit Committee Compensation Committee Stock Plan Subcommittee
Mellody Hobson	President of Ariel Investments, LLC	Audit Committee
Irvine O. Hockaday, Jr.	Former President and Chief Executive Officer of Hallmark Cards, Inc.	Audit Committee
Barry S. Sternlicht	Chairman and Chief Executive Officer of Starwood Capital Group	Nominating and Board Affairs Committee

Executive Compensation Highlights

        As noted in the "Compensation Discussion and Analysis" below, during fiscal 2015, we continued to successfully execute our long-term strategy. We achieved approximately $11 billion in net sales, 14.9% in operating margin (15.9% as adjusted), and over $1.9 billion in cash flow from operations. Our performance, as highlighted in the table below, was fueled by multiple engines of growth in all regions. We delivered these results despite considerable macroeconomic headwinds and challenges, thanks to the ongoing determination and collective talents and efforts of our executive officers, other members of management, and all of our employees.

Financial Metric	Fiscal 2015	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)

Net Sales	$10.8 billion	–1.7%	3.5%	6.7%
Net Sales as adjusted(1)	$11.0 billion	1.6%	4.1%	7.0%
Net Sales as adjusted at constant currency(1)	$11.5 billion	6.4%	N/A	N/A
Operating Margin	14.9%	–180bp	+140bp	+480bp
Operating Margin as adjusted(1)	15.9%	–20bp	+170bp	+470bp
Diluted EPS	$2.82	–7.8%	9.4%	18.8%
Diluted EPS as adjusted(1)	$3.05	3.4%	10.3%	17.3%
Return on Invested Capital(2)	21.5%	–330bp	–250bp	+300bp
Cash Flow from Operations	$1.9 billion	26.6%	19.9%	15.2%
Total Stockholder Return ("TSR")	18.1%	—	18.6%	27.1%
TSR – S&P 500 Composite	7.4%	—	17.3%	17.1%

(1)
Periods other than fiscal 2015 have been adjusted to exclude returns and charges (adjustments) associated with restructuring activities. Each of fiscal 2015 and 2014 has been adjusted for charges to remeasure net monetary assets in Venezuela and for the accelerated sales orders in fiscal 2014 in connection with the Company's July 2014 implementation of its Strategic Modernization Initiative ("SMI"). Fiscal 2010 has been adjusted to exclude debt extinguishment charges. Net Sales as adjusted in constant currency excludes the negative impact ($0.5 billion) of foreign currency translation. See Appendix A for reconciliation and other information about these non-GAAP financial measures.

(2)
Excludes returns and charges (adjustments) associated with restructuring activities in each period, where applicable.

        In fiscal 2015, we also raised the common stock dividend 20%, repurchased 12.4 million shares for $983 million, and used $473 million of cash flow from operations for capital expenditures. In addition, we strengthened and diversified our portfolio with the acquisition of four uniquely positioned brands. Over the five-year period ended June 30, 2015, the total market value of the Company increased by 195% or approximately $21.5 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2015:

  •
  The Compensation Committee authorized increases in compensation for fiscal 2015 for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, fiscal 2015 target compensation for the NEOs increased approximately 5%.

  •
  Mr. Freda's base salary was increased to $1.8 million, his bonus opportunity was increased to $4.5 million, and his equity target was increased to $7.5 million, resulting in target direct annual compensation of $13.8 million for fiscal 2015, an increase of 10.4% from fiscal 2014.

  •
  Our NEOs achieved fiscal 2015 payout percentages under the Executive Annual Incentive Plan ranging from 107.3% to 119% out of a possible maximum of 150% of target bonus opportunities.

  •
  The stock-based compensation awarded to our NEOs in fiscal 2015 was based on target grant levels and an assessment of each officer's performance and his or her expected future contributions.

  •
  As a result of the strong performance over the three-year period ended June 30, 2015, the PSUs granted to our executive officers resulted in an aggregate payout of 110.5% of target.

  •
  In August 2015, the Stock Plan Subcommittee approved the payout for the first tranche of the PSU granted to Mr. Freda in September 2012. The Company's total stockholder return during the performance period relative to that of the S&P 500 Companies was at the 52.8th percentile. Accordingly, Mr. Freda received 42,549 shares under this incentive award. Target payout was set at the 60th percentile, a rigorous objective.

        For more complete information about our executive compensation philosophy and approach, please see additional information below in "Executive Compensation" including "Compensation Discussion and Analysis."

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 12, 2015

September 24, 2015

Annual Meeting and Voting

        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company," "we," or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, on Thursday, November 12, 2015, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 30, 2015.

Admission to the Meeting will require a ticket.

        If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or Internet, and an admission ticket will be mailed to you. Please bring photo identification if you attend the meeting. If you are a stockholder whose shares are held through an intermediary, such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 14, 2015 (the "Record Date"), which you can obtain from your bank, broker, or other intermediary, must accompany your letter.

Who May Vote?

        Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. On the Record Date, there were 224,014,142 shares of Class A Common Stock and 146,658,737 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Fiscal 2015 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

How do I cast my vote if I am a stockholder of record?

        If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc., or you have a physical stock certificate), you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request.

        Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received before November 12, 2015. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name"?

        If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank, or nominee.

        If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your stock.

        If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, i.e. the ratification of the appointment of KPMG LLP (Item 2).

        Important Consideration for "street name" holders: You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1), the advisory vote to approve executive compensation (Item 3), the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4), and the approval of the Company's Amended and Restated Non-Employee Director Share Incentive Plan (Item 5). New York Stock Exchange ("NYSE") rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

        All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone, or Internet), or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153.

What constitutes a quorum?

        The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the

Annual Meeting. Abstentions, broker non-votes, and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

        In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At a subsequent meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

        The following table notes for each proposal: (i) the vote required of Class A Common Stock and Class B Common Stock (voting together) for approval; (ii) whether abstentions count as votes cast; and (iii) whether broker discretionary voting is allowed.

Proposal	Vote required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?

Item 1: Election of Class I Directors	Plurality of Votes Cast*	Not Applicable	No
Item 2: Ratify approval of KPMG LLP's appointment	Majority of Votes Cast	No	Yes
Item 3: Advisory vote to approve Executive Compensation	Majority of Votes Cast**	No	No
Item 4: Approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan	Majority of Votes Cast	Yes†	No
Item 5: Approval of the Company's Amended and Restated Non-Employee Director Share Incentive Plan	Majority of Votes Cast	Yes†	No

*
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes, and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee's achievement of a plurality.

**
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders. See "Compensation Discussion and Analysis – Advisory Vote on Executive Compensation" below.

†
When a matter requires stockholder approval under NYSE rules (Items 4 and 5), it must be approved by a majority of votes cast, with abstentions treated as votes cast.

        Broker non-votes do not count as votes cast, and therefore have no effect on vote outcomes. Abstentions count as votes cast only in matters that require stockholder approval under NYSE rules; for these items, an abstention has the practical effect of a vote against a proposal. For all other matters, abstentions do not count as votes cast, and therefore do not affect the vote outcome.

How will my shares be voted?

        All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. For the ratification of the appointment of KPMG LLP (Item 2); the advisory vote to approve executive compensation (Item 3); the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4); and the approval of the Company's Amended and Restated Non-Employee Director Share Incentive Plan (Item 5), stockholders may vote in favor of the proposal, may vote against the proposal, or may abstain from voting. Stockholders should specify their choices on the proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

  1.
  FOR the election of each nominee as director;

  2.
  FOR the ratification of the appointment of KPMG LLP as independent auditors;

  3.
  FOR the advisory resolution to approve executive compensation;

  4.
  FOR the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan; and

  5.
  FOR the approval of the Company's Amended and Restated Non-Employee Director Share Incentive Plan.

        If you have returned your signed and completed proxy card, and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

        Representatives of Computershare, Inc. will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

        A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting at the Annual Meeting and during normal business hours from October 29, 2015 through November 11, 2015, at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report, and Form 10-K on the Internet?

        Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2015 Annual Report to Stockholders are available at www.envisionreports.com/EL.

        These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2015, in "Reports and Filings" of the "Investor Relations" section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site.

        Stockholders of record can enroll at www.computershare.com/investor for online access to future proxy materials.

        If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of fifteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2015 Annual Meeting of Stockholders are Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., and Barry S. Sternlicht, each of whom has been nominated to stand for re-election as a director at the 2015 Annual Meeting, to hold office until the 2018 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or take action to fill the vacancy or vacancies. In addition to the director biographies below, see "Additional Information Regarding the Board of Directors – Director Qualifications" below.

        The Board recommends a vote FOR each nominee as a director to hold office until the 2018 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2018 (CLASS I)

ROSE MARIE BRAVO, CBE
Director since 2003
Age 64

Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group Plc from July 2006 to July 2007. Prior to that, she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing, and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. and of Williams-Sonoma,  Inc. She also serves on the Board of Directors of Phoenix House Foundation.

Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.

PAUL J. FRIBOURG
Director since 2006
Age 61

Mr. Fribourg has been the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company with investments in the poultry and pork businesses, since July 1997. He joined Continental Grain Company (formerly known as ContiGroup Companies, Inc.) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is on the Board of Directors of Loews Corporation, Restaurant Brands International Inc., and Apollo Global Management, LLC. He also serves as a member of Rabobank's International North American Agribusiness Advisory Board, and as a Board member and Executive Committee member of Castleton Commodities International LLC. He has been a member of the Council on Foreign Relations since 1985.

Mr. Fribourg is a member of the Audit Committee, the Compensation Committee, and the Stock Plan Subcommittee.

MELLODY HOBSON
Director since 2005
Age 46

Ms. Hobson has been the President of Ariel Investments, LLC, a Chicago-based investment management firm and adviser to the mutual funds offered by the Ariel Investment Trust, since 2000, and she is also President and Director of its governing member, Ariel Capital Management Holdings, Inc. In addition, she serves as President and Chairman of the Board of Trustees of the Ariel Investment Trust, a registered investment company. Ms. Hobson is Chairman of the Board of DreamWorks Animation SKG, Inc. and a member of the Board of Directors of Starbucks Corporation. Additionally, within the past five years, she served as a director of Groupon, Inc. Ms. Hobson works with a variety of civic and professional institutions, including serving as Chairman of After School Matters, as a board member of the Chicago Public Education Fund, and as Emeritus Trustee of the Sundance Institute.

Ms. Hobson is a member of the Audit Committee.

IRVINE O. HOCKADAY, JR.
Director since 2001
Age 79

Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is currently a member of the Board of Directors of Aratana Therapeutics, Inc. Additionally, within the past five years, Mr. Hockaday served as a director of Crown Media Holdings, Inc. and Ford Motor Company.

Mr. Hockaday is Presiding Director and Chair of the Audit Committee.

BARRY S. STERNLICHT
Director since 2004
Age 54

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, the private investment firm he formed in 1991 that is focused on global real estate, hotel management, oil and gas, energy infrastructure, and securities trading. He also serves as Chairman of Starwood Property Trust, Inc., a commercial mortgage REIT, Starwood Waypoint Residential Trust, and TRI Pointe Homes. Mr. Sternlicht is a member of the Board of Directors of A.S. Roma. He is Chairman of the Board of Baccarat S.A. Additionally, within the past five years, Mr. Sternlicht served as a director of Restoration Hardware Holdings, Inc. and Riviera Holdings Corporation. He currently serves as a member of the Board of The Robin Hood Foundation, and is on the board of the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts. Mr. Sternlicht is a trustee of Brown University and serves on the boards of numerous other civic organizations and charities. From 1995 through early 2005, Mr. Sternlicht was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc., a company he founded in 1995.

Mr. Sternlicht is a member of the Nominating and Board Affairs Committee.
INCUMBENT DIRECTORS – TERM EXPIRING 2016 (CLASS II)

AERIN LAUDER
Director since 2004
Age 45

Ms. Lauder is the Creative Director and Chairman of Aerin LLC, a luxury lifestyle brand that she formed in April 2011. She also serves as Style and Image Director for the Estée Lauder brand. From July 2004 through April 2011, Ms. Lauder was Senior Vice President, Creative Director for the Estée Lauder brand. From April 2001 through June 2004, she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing. From 1995 to 1997, she was Director, Creative Product Development for the Estée Lauder brand. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Education Committee for the Board of Trustees at The Metropolitan Museum of Art and is a member of the International Council of the Museum of Modern Art.

WILLIAM P. LAUDER
Director since 1996
Age 55

Mr. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President, responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and online operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Directors of Jarden Corporation. Additionally, within the past five years, Mr. Lauder served as a director of GLG Partners, Inc. He currently serves as Chairman of the Board of the Fresh Air Fund and as a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City, the Boards of Directors of the 92nd Street Y and the Partnership for New York City, and the Advisory Board of Zelnick Media.

Mr. Lauder is a member of the Nominating and Board Affairs Committee.

RICHARD D. PARSONS
Director since 1999
Age 67

Mr. Parsons has been a senior advisor to Providence Equity Partners LLC since 2009. From 1996 until 2012, he was a director of Citigroup Inc. and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, he served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, Mr. Parsons was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is currently a member of the Board of Lazard Ltd. and The Madison Square Garden Company. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation and the Jazz Foundation of America.

Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

LYNN FORESTER DE ROTHSCHILD
Director since 2000
Age 61

Lady de Rothschild has been the Chief Executive of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate worldwide, since 2002. Holdings of E.L. Rothschild LLC include The Economist Group (UK). Lady de Rothschild has been a director of The Economist Newspaper Limited since October 2002. From 2004 to 2007, she was also Co-Chair of FieldFresh Pvt. Ltd., a 50-50 joint venture with Bharti Enterprises, established to develop the agricultural sector in India. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned various telecommunications companies worldwide. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989, and an associate at the law firm of Simpson, Thacher and Bartlett LLP in New York City until 1984. She is a trustee or board member of the Peterson Institute for International Economics, FAI (Fondo per L'Ambiente Italiano), the ERANDA Foundation (de Rothschild family foundation), the Alfred Herrhausen Society for International Dialogue of Deutsche Bank, the International Advisory Board of Columbia University School of Law, and the Alzheimer Drug Discovery Foundation. Lady de Rothschild is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).

Lady de Rothschild is Chair of the Nominating and Board Affairs Committee.

RICHARD F. ZANNINO
Director since 2010
Age 56

Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC, a position he has held since July 2009. He is a partner on the firm's Investment Committee and co-heads the consumer retail practice. Prior to joining CCMP Capital, Mr. Zannino was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until his resignation in January 2008, shortly after its acquisition by News Corp. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc., where he oversaw the finance, administration, retail, fragrance, and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning, and then Executive Vice President and Chief Financial Officer. He is a director of IAC/InterActiveCorp and Ollie's Bargain Outlet Holdings, Inc. Additionally, within the past five years, Mr. Zannino served as a director of Francesca's Holdings Corporation. He currently serves as Vice Chairman of the Board of Trustees of Pace University.

Mr. Zannino is a member of the Audit Committee, the Compensation Committee, and the Stock Plan Subcommittee.

INCUMBENT DIRECTORS – TERM EXPIRING 2017 (CLASS III)

CHARLENE BARSHEFSKY
Director since 2001
Age 65

Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from 1997 to 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is also a member of the Board of Directors of American Express Company, Starwood Hotels & Resorts Worldwide, Inc., and Intel Corporation. In addition, she is a member of the Council on Foreign Relations and a Trustee of the Howard Hughes Medical Institute.

Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.

WEI SUN CHRISTIANSON
Director since 2011
Age 59

Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing. In addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley's operations in China and is a member of Morgan Stanley's Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston. Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative. She is a member of the Advisory Committee of the Securities and Futures Commission of Hong Kong.

Ms. Christianson is a member of the Nominating and Board Affairs Committee.

FABRIZIO FREDA
Director since 2009
Age 58

Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone London, Aveda, and Bumble and bumble brands, and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design, and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing, and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. Mr. Freda also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988, he directed marketing and strategic planning for Gucci SpA. Mr. Freda is currently a member of the Board of Directors of BlackRock, Inc., a global asset management company.

JANE LAUDER
Director since 2009
Age 42

Ms. Lauder has served as Global Brand President, Clinique, since April 2014. Immediately prior to that, she was Global President, General Manager of the Origins, Ojon, and Darphin brands. From July 2008 until July 2010, she was Senior Vice President/General Manager of the Origins brand. Ms. Lauder began her career with the Company in 1996 at Clinique and served in various positions throughout the Company until July 2006, when she became Senior Vice President, Global Marketing for Clinique.

LEONARD A. LAUDER
Director since 1958
Age 82

Mr. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute, and the co-founder and Co-Chairman of the Alzheimer's Drug Discovery Foundation. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

Additional Information Regarding the Board of Directors

        Stockholders' Agreement and Lauder Family Control.  All Lauder Family Members who are party to a stockholders' agreement with the Company (the "Stockholders' Agreement") have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The term "Lauder Family Members" is defined below (see "Certain Relationships and Related Transactions—Lauder Family Relationships and Compensation"). Shares subject to the Stockholders' Agreement represent approximately 84% of the voting power of the Company as of the Record Date. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder, and Aerin Lauder and Jane Lauder are the nominees of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights upon his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        The Company is a "controlled company" under the rules of the New York Stock Exchange (the "NYSE") because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the NYSE rules for "controlled companies," our Board does not require that the Nominating and Board Affairs Committee and the Compensation Committee be comprised solely of independent directors.

        Board Committees.  The Board of Directors has established the following standing committees – the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee), and the Nominating and Board Affairs Committee. Each director on these committees is an independent director except for William P. Lauder and Richard D. Parsons.

        The members of the committees are set forth in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Board Affairs Committee
Charlene Barshefsky			✓

Rose Marie Bravo†		✓

Wei Sun Christianson			✓

Paul J. Fribourg†	✓	✓

Mellody Hobson	✓

Irvine O. Hockaday, Jr.*	Chair

William P. Lauder			✓

Richard D. Parsons		Chair	✓

Lynn Forester de Rothschild			Chair

Barry S. Sternlicht			✓

Richard F. Zannino†	✓	✓

†
Also member of Stock Plan Subcommittee
*
Presiding Director

        Copies of the charters adopted by the Board of Directors for each committee may be found in the "Investor Relations" section of the Company's website, www.elcompanies.com, within the "Leadership" subsection under the heading "Corporate Governance" by selecting "Committees." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's risk assessment and management processes; and is responsible for our policy for the review of related person transactions. The committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditors. The Board of Directors has determined that each of the committee members – Mr. Hockaday, Mr. Fribourg, Ms. Hobson, and Mr. Zannino – qualifies as an "Audit Committee Financial Expert" in accordance with the rules of the SEC.

        The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company's executive officers and administers the Company's Executive Annual Incentive Plan. The Stock Plan Subcommittee has authority over all decisions regarding awards to executive officers under the Company's share incentive plans and authority to administer the Company's share incentive plans under which executive officers and other employees may receive grants. The Company also has an Employee Equity Award Committee, the sole member of which is Mr. Freda. The sole purpose of this committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers. To date, this committee has not made any grants.

        The Nominating and Board Affairs Committee, among other things, recommends nominees for election as members of the Board; considers and makes recommendations regarding Board practices and procedures; considers corporate governance issues that arise from time to time and develops appropriate recommendations for the Board regarding such matters; and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has the authority to engage its own advisors.

        Compensation Committee Interlocks and Insider Participation.  In fiscal 2015, Ms. Bravo, Mr. Fribourg, Mr. Parsons, and Mr. Zannino served on the Compensation Committee. None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2015, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2015 has any relationship requiring disclosure under this caption under the rules of the SEC.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.  Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board committee meetings and all meetings of stockholders. In fiscal 2015, the Board of Directors met six times, the Compensation Committee and the Stock Plan Subcommittee each met five times, the Audit Committee met eight times, and the Nominating and Board Affairs Committee met three times. The total combined attendance for all Board and committee meetings was over 90%, and no director attended less than 75% of Board and committee meetings. The non-employee directors met five times in executive session in fiscal 2015, including at least one meeting at which only independent directors were present. All of the directors who were on the Board attended the Annual Meeting of Stockholders in November 2014.

        The Presiding Director serves a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board. Mr. Hockaday served as the Presiding Director for all executive sessions of the Board of Directors in fiscal 2015, and he has been appointed by the Board to serve for an additional one-year term beginning after the 2015 Annual Meeting.

        Board Leadership Structure.  Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. As provided in our Corporate Governance Guidelines, we also have an independent director who serves as our Presiding Director. The remaining directors include our President and Chief Executive Officer, nine other non-employee directors (eight of whom are independent), and three more members of the Lauder family. A majority of the directors are independent.

        The Board of Directors considers this structure appropriate in view of the Lauder family's significant investment in the Company, including direct and indirect holdings of approximately 87% of the voting power of the Company. The structure also comports with the Stockholders' Agreement among various members of the Lauder family and the Company, which was originally entered into in connection with our initial public offering in 1995. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the President and Chief Executive Officer to set overall vision, strategy, financial objectives, and investment priorities for the business. Mr. W. Lauder also continues to provide high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications, and regulatory affairs. Mr. Hockaday, the current Presiding Director, presides at all meetings or executive sessions of non-employee or independent directors.

        Board Role in Risk Oversight.  Our Board of Directors regularly receives reports from our President and Chief Executive Officer and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, and reputational risks. However, senior management is responsible for assessing and managing the Company's various risk exposures on a day-to-day basis. In this regard, various management functions, such as the Company's Legal Department, Treasury Group, and Environmental Affairs and Safety Department, focus on particular risks, and over time, management has developed a more systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process. The Board's role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, the Audit Committee reviews and discusses with management our enterprise risk management processes.

        Risk in Compensation Programs.  The Company has developed a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps, and time horizons in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) were reasonably likely to have a material adverse effect on the Company. Using this framework again in 2015, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.

        Director Qualifications.  Our Board is comprised of individuals with diverse and complementary business experience, leadership experience, and financial expertise. Many of our current directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges, and strategies. Other directors have government, legal, public policy, or media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. In addition to their own attributes, skills, and experience, and their significant personal investments in the Company, Lauder Family Members (including related entities) who control the Company have agreed to vote their shares in favor of four individuals. They are the four Lauder family members who are currently on the Board.

        The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described immediately below, provide the Company with the appropriate perspectives and judgment to guide the Company's long-term strategy, monitor progress and, in general, oversee management. Nominees for election at the 2015 Annual Meeting have an asterisk (*) next to their names.

Charlene Barshefsky	• International, government, and public policy experience as United States Trade Representative
• Legal experience, including current role as Senior International Partner at WilmerHale
• Board experience at American Express Company, Starwood Hotels & Resorts Worldwide Inc., and Intel Corporation
• Trustee of the Howard Hughes Medical Institute
Rose Marie Bravo*

•

Global management, marketing, retail, and consumer and luxury brand industry experience as former Chief Executive of Burberry, various leadership positions at Saks Fifth Avenue (including as President) and Macy's (including as Chairman and Chief Executive Officer of I. Magnin), and in senior roles in merchandising the Beauty category for much of her career

• Board experience at Tiffany & Co. and Williams-Sonoma, Inc.
• Experience working abroad
• Merchandise and product development expertise
Wei Sun Christianson	• Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing
• Experience working abroad, particularly in China
• Financial expertise
• Government experience (in Hong Kong)
Fabrizio Freda	• Global management, marketing, and other business, consumer, and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.
• Similar experience, including developing and leading global organizations, in leadership positions at The Procter & Gamble Company and Gucci SpA
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at BlackRock, Inc.
• Experience living and working in several countries
• Financial expertise
Paul J. Fribourg*	• Global management, marketing, and other business experience as Chairman and Chief Executive Officer of Continental Grain Company
• Board experience at Loews Corporation, Restaurant Brands International Inc., and Apollo Global Management, LLC
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Financial expertise

Mellody Hobson*	• Management and investment experience as President of Ariel Investments, LLC
• Board experience at DreamWorks Animation SKG, Inc., Starbucks Corporation, and Groupon, Inc.
• Media experience as on-air regular contributor and analyst on finance, the markets, and economic trends for CBS News
• Financial expertise
Irvine O. Hockaday, Jr.*	• Global business experience and consumer brand industry experience as former CEO of Hallmark Cards, Inc.
• Board experience at numerous public companies, including Aratana Therapeutics, Inc., Ford Motor Company, and Sprint Nextel Corporation
• Financial expertise
• Legal experience
Aerin Lauder

•

Marketing and other consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1992 and through the creation and leadership of Aerin LLC

• Significant stockholder and party to Stockholders' Agreement (solely as trustee of one or more trusts)
Jane Lauder	• Management, marketing and other industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1996
• Significant stockholder and party to Stockholders' Agreement (solely as trustee of one or more trusts)
Leonard A. Lauder	• Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1958
• Experience leading successful creative organizations with innovation programs based on research and development
• Affiliation with leading business, civic, and public policy associations
• Charter Trustee of The University of Pennsylvania
• Significant stockholder and party to Stockholders' Agreement
William P. Lauder	• Global business, marketing, Internet, retail, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1986
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at Jarden Corporation, GLG Partners, Inc., and True Temper Sports, Inc.
• Trustee of University of Pennsylvania and lecturer at The Wharton School
• Financial expertise
• Significant stockholder and party to Stockholders' Agreement

Richard D. Parsons	• Global business, marketing, media, Internet, banking, and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.
• Board experience at Citigroup, Inc., Time Warner Inc., The Madison Square Garden Company, and Lazard Ltd.
• Private equity experience at Providence Equity Partners LLC
• Legal and government experience
• Financial expertise
Lynn Forester de Rothschild	• Global business and investment experience as Chief Executive of E.L. Rothschild LLC and CEO of FirstMark Holdings, Inc.
• Board and media experience as director of The Economist Newspaper Limited
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Experience working abroad
• Legal and government expertise
• Financial expertise
Barry S. Sternlicht*

•

Global business, investment, real estate, financial, private equity, entrepreneurial, and consumer brand and luxury industry expertise at Starwood Capital Group, and as Chairman of Starwood Property Trust, Inc., and as founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

• Board experience at Starwood Property Trust, Inc., Ellen Tracy, Field & Stream, Restoration Hardware Holdings, and Mammoth Mountain, and as Chairman of Baccarat
• Trustee of Brown University
• Financial expertise
Richard F. Zannino

•

Management, media, finance, retail, and consumer brand industry experience in various positions at Dow Jones & Company, Inc. (including CEO, COO, and CFO), Liz Claiborne, Inc. (including CFO), and Saks Fifth Avenue (including CFO)

• Consumer, retail, media, and private equity experience at CCMP Capital Advisors, LLC
• Board experience at Dow Jones & Company, Inc., IAC/InterActiveCorp, Ollie's Bargain Outlet Holdings, Inc., and Francesca's Holdings Corporation
• Trustee of Pace University
• Financial expertise

        The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group's diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have a board that is highly diverse, including with respect to gender and race.

        Board Membership Criteria.  The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom, and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills, and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder-recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above.

        Board Independence Standards for Directors.  To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent:"

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or 2% of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including all five of the directors nominated for re-election, have been determined by the Board to be "independent" pursuant to NYSE rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild, Barry S. Sternlicht, and Richard F. Zannino.

        In addition to the foregoing, in order to be considered "independent" under NYSE rules for purposes of serving on the Company's Audit Committee or Compensation Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each member of the Audit Committee and each independent member of the Compensation Committee meets these additional independence requirements.

        Communications with the Board.  A stockholder or any other interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the Presiding Director for the executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal, or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Director Nominees Recommended by Stockholders.  The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria" above. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number, and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee's resume and references; and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria" above. For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Director Nominations for the 2016 Annual Meeting" below.

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct (the "Code") applicable to all employees, officers, and directors of the Company including, without limitation, the Chief Executive Officer, the Chief Financial Officer, and other senior officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or any material amendment to the Code, may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the SEC and the NYSE. Officers, directors, and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2015 fiscal year, all Section 16(a) filing requirements were satisfied.

Policy and Procedures for the Review of Related Person Transactions

        We have a written policy that sets forth procedures for the review and approval or ratification of transactions involving "Related Persons" (the "Policy"), which persons consist of any director, nominee for director, executive officer, or greater-than-5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer, or greater-than-5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which:

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant; and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise); the relationship of the Related Person to the Transaction and of Related Persons with each other; the dollar amount involved in the Transaction; and whether any Related Person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a Related Person, and thus are not subject to review by the Audit Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a Related Person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Audit Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a Related Person is a related person transaction covered by the Policy, and if so, the transaction will be presented to the Audit Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Audit Committee. Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Audit Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Audit Committee approval of a related person transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Audit Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the Transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the Transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Audit Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Audit Committee.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation.  Leonard A. Lauder is Chairman Emeritus. His brother, Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder, both of whom are directors of the Company. Aerin Lauder is also Style and Image Director for the Estée Lauder brand (see "Agreements with Aerin Lauder" below for additional information). Jane Lauder is also Global Brand President, Clinique.

        For fiscal 2015, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received an aggregate of $1,600,000 for his services; Ronald S. Lauder received $650,000 in salary and a bonus of $401,150; and Jane Lauder received $676,000 in salary and a bonus of $515,200, performance share units with a target payout of 4,303 shares of Class A Common Stock, stock options in respect of 14,976 shares of Class A Common Stock, and restricted stock units in respect of 4,303 shares of Class A Common Stock. Each of these Lauder Family Members is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2015 compensation for William P. Lauder, see "Executive Compensation" below.

        For fiscal 2016, Leonard A. Lauder has a base salary of $1,800,000; Ronald S. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $350,000; and Jane Lauder has a base salary of $700,000 and bonus opportunities with a target payout of $525,000. On September 4, 2015, Jane Lauder was granted performance share units with a target payout of 4,262 shares of Class A Common Stock, stock options in respect of 15,699 shares of Class A Common Stock, and restricted stock units in respect of 4,262 shares of Class A Common Stock, in each case for fiscal 2015. The grants were consistent with those made to employees at her level. For information regarding fiscal 2016 compensation for William P. Lauder, see "Compensation Discussion and Analysis" below.

        Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires, or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. Mr. L. Lauder is also entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation"), and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability, or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability, or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, any options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators, or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants, and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement.  Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder, and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders, and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.  All Lauder Family Members who are party to the Stockholders' Agreement have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. Shares subject to the Stockholders' Agreement represent approximately 84% of the voting power of the Company as of the Record Date. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control" above. Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Agreements with Aerin Lauder.  In April 2011, Estee Lauder Inc. ("ELI"), a subsidiary of the Company, entered into (a) a creative consultant agreement with Aerin Lauder (the "Creative Consultant Agreement") and (b) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the "License Agreement").

        Under the Creative Consultant Agreement, which was amended in October 2014, Aerin Lauder is a spokesperson for the Estée Lauder brand and collaborates with the Estée Lauder Creative Director on creative aspects of the brand as Style and Image Director. The initial term of the agreement expires on June 30, 2016. Ms. Lauder received approximately $537,400 in fiscal 2015 (reduced from $757,000 in fiscal 2014) for her services under the agreement. She will receive approximately $558,900 in fiscal 2016 for such services. During the term of the agreement, the Company has the exclusive right to use Ms. Lauder's name and image to market beauty products and related services of the Estée Lauder brand. For fiscal 2016, Ms. Lauder has agreed to a minimum of 25 full days of personal appearances worldwide for the brand, the Company, or its subsidiaries. If ELI requires Ms. Lauder to provide additional days in fiscal 2016, she will be paid $24,000 per extra day. Ms. Lauder will be provided with an office and access to an assistant in connection with her services.

        Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the "Aerin" trademark and "A" logo (and related marks) and Ms. Lauder's name and image (i) exclusively in connection with "Core Beauty Products" (cosmetics, fragrances, toiletries, skin care, hair care, value sets, and beauty accessories) and (ii) non-exclusively in connection with "Non-Core Beauty Products"

(cosmetics bags, tote bags, and fragranced candles). The License Agreement covers the name "Aerin" and not the name "Lauder," for which the Company and its subsidiaries retain sole ownership. The initial license term lasts until June 30, 2017, with three 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances). Aerin LLC will receive the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2015, Aerin LLC was paid approximately $273,000 in royalties. ELI must spend the following minimum amounts to promote Aerin-branded products: 20% of ELI's net sales of Aerin-branded products each year in the initial term and 15% of such net sales each year thereafter, with such requirement capped each year at 50% of Aerin LLC's similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers. In addition, the Company has agreed to make payments totaling $500,000 in each of fiscal 2015 and fiscal 2016 to Aerin LLC in connection with brand-building activities for AERIN Beauty and the AERIN lifestyle brand.

        ELI launched AERIN Beauty in September 2012 with several products, and additional products have been introduced since then. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Creative Consultant Agreement. ELI will be responsible for Ms. Lauder's reasonable travel expenses in connection with such appearances.

        Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELI or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.

        Other Arrangements.    The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2015, the rent paid or accrued was approximately $855,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service, and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2015, the affiliate paid approximately $11.3 million pursuant to such agreement. At June 30, 2015, the affiliate had deposited with the Company approximately $1.6 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2015, that affiliate and/or family members paid the Company approximately $6.8 million for office space and certain services, such as phone systems, payroll service, and office and administrative services. At June 30, 2015, the affiliate and family members had deposited with the Company approximately $226,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2015, the Company paid premiums of about $10,000 for insurance relating to such works.

Director Compensation

        The following summary describes compensation for non-employee directors.

        Annual Cash Retainer for Board Service.  Each non-employee director receives an annual cash retainer of $75,000, payable quarterly in advance, which may be deferred, as explained below.

        Annual Cash Retainer for Committee Service.  Each non-employee director who serves on a committee receives an additional annual cash retainer, payable quarterly in advance, in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and Board Affairs Committee. The Chairman of the Audit Committee receives a further annual cash retainer of $25,000. The Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each. These cash retainers for committee service may be deferred, as explained below.

        Deferral of Annual Cash Retainers.  Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash after the director's retirement.

        Initial Stock Grant.  On the date of the first annual meeting of stockholders that is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 4,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes), pursuant to the Non-Employee Director Share Incentive Plan.

        Annual Stock Units Retainer for Board Service.  An additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board.

        Annual Stock Options.  In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Non-Employee Director Share Incentive Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options are exercisable beginning one year after the date of grant, provided that the director continues to serve as of such date. The options generally terminate ten years after the date of grant.

        Stock Ownership Requirement.  As set forth in the Company's Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company. Specifically, each director should own shares of the Company's Common Stock with a value equal to or greater than four times the annual cash retainer for Board service. A director is required to comply with these guidelines no later than three years after his or her initial election to the Board. Applying this guideline for fiscal 2015, each director was required to own shares of the Company's Common Stock with a value equal to or greater than $300,000 (i.e. $75,000 × 4). As of the end of fiscal 2015, each director was in compliance with this stock ownership requirement.

        Company Products.  The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company's products, the excess is imputed as taxable income to the director. For the year ended June 30, 2015, the aggregate incremental cost to the Company for these products provided to the directors was substantially less than $10,000 per director. Non-employee directors may also purchase Company products at a price equal to 50% off the suggested retail price, which is the same discount made available to officers and other employees of the Company.

        Reimbursement of Expenses.  Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Management Directors.  Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Jane Lauder, Leonard A. Lauder, William P. Lauder, and Fabrizio Freda. Aerin Lauder, who is no longer an employee of the Company, continues to be treated as a management director for purposes of director compensation, and therefore she received no additional compensation for service as a director in fiscal 2015. Information concerning the compensation of the Lauder family members, including those who serve as directors, and Mr. Freda, is described in "Executive Compensation" (for Mr. W. Lauder and Mr. Freda) and "Certain Relationships and Related Transactions" under "Lauder Family Relationships and Compensation" and "Agreements with Aerin Lauder."

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)	Total ($)

Charlene Barshefsky	$83,000	$72,703	$99,978	—	—	—	$255,682
Rose Marie Bravo	83,000	72,703	99,978	—	—	—	255,682
Wei Sun Christianson	83,000	72,703	99,978	—	—	—	255,682
Paul J. Fribourg	95,000	72,703	99,978	—	—	—	267,682
Mellody Hobson	87,000	72,703	99,978	—	—	—	259,682
Irvine O. Hockaday, Jr.	112,000	72,703	99,978	—	—	—	284,682
Richard D. Parsons	106,000	72,703	99,978	—	—	—	278,682
Lynn Forester de Rothschild	98,000	72,703	99,978	—	—	—	270,682
Barry S. Sternlicht	83,000	72,703	99,978	—	—	—	255,682
Richard F. Zannino	95,000	72,703	99,978	—	—	—	267,682

(1)
These amounts represent the Annual Cash Retainer for Board Service and the Annual Cash Retainer for Committee Service.

(2)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service (specifically, 1,019.25 units for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant (November 14, 2014).

(3)
These stock units convert into Class A Common Stock on or after the first business day of the calendar year following the date on which the director ceases to serve on the Board. The amounts shown include dividend equivalents. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2015.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2015

Charlene Barshefsky	14,339
Rose Marie Bravo	10,923
Wei Sun Christianson	4,891
Paul J. Fribourg	6,404
Mellody Hobson	12,777
Irvine O. Hockaday, Jr.	17,780
Richard D. Parsons	13,347	*
Lynn Forester de Rothschild	14,129
Barry S. Sternlicht	10,033
Richard F. Zannino	5,673

*
This includes 5,556 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.
(4)
These amounts represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 4,374 shares of Class A Common Stock for each director) as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options at grant date (November 14, 2014) were calculated using the Black-Scholes options-pricing model, with the following assumptions: an expected volatility of 28% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 9 years from the date of grant; a risk-free interest rate of 2.34%; and a dividend yield of 1.1%. The value of any options that will ultimately be realized by the director will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2015.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2015

Charlene Barshefsky	77,499	*
Rose Marie Bravo	17,499
Wei Sun Christianson	17,499
Paul J. Fribourg	40,827
Mellody Hobson	50,999
Irvine O. Hockaday, Jr.	17,499
Richard D. Parsons	17,499
Lynn Forester de Rothschild	37,499
Barry S. Sternlicht	75,177
Richard F. Zannino	27,499

*
This includes 64,576 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.
(6)
Non-employee directors do not receive pension benefits from the Company. Certain of the Company's directors in fiscal 2015 and prior years deferred their Annual Cash Retainers for Board and Committee service pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2014 as the rates for fiscal 2014, no interest accrued above the AFR in fiscal 2015. Mr. Fribourg, Ms. Hobson, Mr. Hockaday, Lady de Rothschild, and Mr. Sternlicht defer their Annual Cash Retainers for Board and Committee service into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. As of June 30, 2015, the directors held units in respect of the following amounts of shares of Class A Common Stock: Mr. Fribourg, 27,012; Ms. Hobson, 32,163; Mr. Hockaday, 69,137; Lady de Rothschild, 61,023; and Mr. Sternlicht, 33,617.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of August 10, 2015 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company's directors or nominees; (iii) each of the current or former executive officers whose names appear in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Except as set forth in the notes to the table, the business or mailing address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock(1)		Class B Common Stock		Voting Power†
Name of Beneficial Owner	Number(2)%		Number	%	%

Leonard A. Lauder(3)(4)	1,885,838	0.8%	—	—	0.1%
LAL Family Corporation(3)(5)	—	—	90,659,684	61.7%	53.4%
Ronald S. Lauder(3)(6)	73,335	*	10,053,395	6.8%	5.9%
William P. Lauder(3)(7)	1,837,753	0.8%	8,093,904	5.5%	4.9%
Gary M. Lauder(3)(8)	830,443	0.4%	787,091	0.5%	0.5%
Aerin Lauder(3)(9)	1,692	*	6,585,594	4.5%	3.9%
Jane Lauder(3)(10)	136,059	*	5,185,594	3.5%	3.1%
Joel S. Ehrenkranz, as trustee(3)(11)	1,805,838	0.8%	—	—	0.1%
Richard D. Parsons, individually and as trustee(3)(12)	30,914	*	31,332,820	21.3%	18.5%
Carol S. Boulanger, individually and as trustee(3)(13)	827,975	0.4%	741,351	0.5%	0.5%
Charlene Barshefsky(14)	108,240	*	—	—	*
Rose Marie Bravo(15)	32,048	*	—	—	*
Wei Sun Christianson(16)	22,016	*	—	—	*
Paul J. Fribourg(17)	46,857	*	—	—	*
Mellody Hobson(18)	215,125	*	—	—	*
Irvine O. Hockaday, Jr.(19)	63,645	*	—	—	*
Lynn Forester de Rothschild(20)	51,254	*	—	—	*
Barry S. Sternlicht(21)	170,836	*	—	—	*
Richard F. Zannino(22)	32,798	*	—	—	*
Fabrizio Freda(23)	1,005,325	0.4%	—	—	*
John Demsey(24)	50,505	*	—	—	*
Cedric Prouvé(25)	243,369	0.1%	—	—	*
Tracey T. Travis(26)	100,431	*	—	—	*
FMR LLC(27)	24,829,118	11.0%	—	—	1.5%
The Vanguard Group(28)	12,265,926	5.4%	—	—	0.7%
All directors and executive officers as a group (24 persons)(29)	6,601,182	2.9%	56,340,713	38.3%	33.5%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons as of August 10, 2015. On that date, there were 225,860,589 shares of Class A Common Stock and 147,046,137 shares of Class B Common Stock outstanding.

*
Less than 0.1%

(1)
The number of shares of Class A Common Stock and percentages contained under this heading do not account for the conversion right with regard to Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined, see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation" above).

(2)
The number of shares of Class A Common Stock includes shares owned, any shares underlying restricted stock units payable in shares that are expected to vest within 60 days after August 10, 2015 (i.e. by October 9, 2015), and any exercisable options (including options that will be exercisable as of October 9, 2015). It does not include Performance Share Units ("PSUs") that were paid out after August 10, 2015 and in September 2015; for more information on those awards, see "Outstanding Equity Awards at June 30, 2015" below, as well as the Form 4s filed for the Company's executive officers after the payouts of those PSUs. The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board Service (plus dividend equivalents). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Jane Lauder, as trustee, Joel S. Ehrenkranz, as trustee, Richard D. Parsons, as trustee, Carol S. Boulanger, as trustee, and LAL Family Partners L.P. ("LALFP") are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or her or the trust's or partnership's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters), and one person, if any, designated by each as a director of the Company. See note (12) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

(a)
80,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
1,805,838 shares of Class A Common Stock as co-trustee of The Leonard A. Lauder 2013 Revocable Trust and with respect to which he may be deemed to have shared voting and investment power with Joel S. Ehrenkranz, as co-trustee.

(5)
LAL Family Corporation is the sole general partner of LALFP and may be deemed to be the beneficial owner of 90,659,684 shares of Class B Common Stock owned directly by LALFP.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
10,047,031 shares of Class B Common Stock directly and with respect to which he has sole voting power and shares investment power as described below;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; and

(c)
66,971 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation and with respect to which he shares voting and investment power.

  Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children and by the Ronald S. Lauder Foundation. 8,000,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under loan facilities with certain banks as to which he has sole voting power and shares investment power with certain pledgees under the loan facilities; and 2,000,000 shares of Class B Common Stock are pledged to secure his obligations under a prepaid variable forward sale contract to an unaffiliated third-party buyer and with respect to which he has sole voting power and shares investment power with such third-party buyer.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
7,352,553 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

(b)
795,615 shares of Class A Common Stock and 741,351 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which Mr. W. Lauder shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which Mr. W. Lauder shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees; and

(d)
1,017,778 shares of Class A Common Stock underlying options held by Mr. W. Lauder.

  Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

(a)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which Mr. G. Lauder shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees;

(b)
795,615 shares of Class A Common Stock and 741,351 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which Mr. G. Lauder shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees; and

(c)
10,468 shares of Class A Common Stock and 45,740 shares of Class B Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power.

  Mr. G. Lauder disclaims beneficial ownership of the shares held by the two trusts and the shares held by him as custodian to the extent he does not have a pecuniary interest in such shares.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,675,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the "2008 Descendants Trust") with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

  Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trust. Shares held by Ms. A. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (12).

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
23,803 shares of Class A Common Stock and 275,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust and with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee; and

(c)
112,256 shares of Class A Common Stock underlying options held by Ms. J. Lauder.

  Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trust. Shares held by Ms. J. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of certain trusts for the benefit of Ms. J. Lauder that hold shares of Class B Common Stock. See note (12).

(11)
Represents shares of Class A Common Stock beneficially owned indirectly by Joel S. Ehrenkranz as co-trustee, with Leonard A. Lauder as co-trustee, of The Leonard A. Lauder 2013 Revocable Trust for the benefit of Leonard A. Lauder and with respect to which Mr. Ehrenkranz may be deemed to have shared voting and investment power.

  Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
4,442 shares of Class A Common Stock held indirectly through a family foundation, with respect to which he has shared voting and investment power;

(b)
7,791 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 5,556 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
13,125 shares of Class A Common Stock underlying options;

(d)
11,196,516 shares of Class B Common Stock as trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d 4/24/00 for the benefit of Aerin Lauder and with respect to which Mr. Parsons has sole voting and investment power;

(e)
17,161,020 shares of Class B Common Stock as trustee of the Jane A. Lauder 2003 Revocable Trust for the benefit of Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

(f)
2,975,284 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the "4202 Trust") and with respect to which Mr. Parsons has sole voting power. Mr. Parsons has sole investment power with respect to 975,284 shares of such Class B Common Stock, and shared investment power with respect to 2,000,000 shares of such Class B Common Stock as described below.

  The 4202 Trust owns all of the outstanding shares of The 4202 Corporation, which corporation is a Lauder Family Member and owns the shares of Class B Common Stock directly. The 4202 Corporation is not a party to the Stockholders' Agreement; therefore any shares of Class A and Class B Common Stock owned by The 4202 Corporation are not subject to that agreement. 2,000,000 shares of the Class B Common Stock held by The 4202 Corporation are pledged to secure a loan under a loan facility with a bank; Mr. Parsons, as trustee of the 4202 Trust, shares investment power with the pledgee under such loan facility. Mr. Parsons disclaims beneficial ownership of the shares held by The 4202 Corporation. Mr. Parsons's business address is 9 West 57th Street, Suite 4700, New York, New York 10019.

(13)
Includes shares owned beneficially or deemed to be owned beneficially by Carol S. Boulanger as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
795,615 shares of Class A Common Stock and 741,351 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which she shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

(c)
24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which she shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.

  Ms. Boulanger disclaims beneficial ownership of all shares held by the trusts. Ms. Boulanger's business address is 1540 Broadway, New York, New York 10036.

(14)
Includes shares owned beneficially by Charlene Barshefsky as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
16,776 shares of Class A Common Stock indirectly through a family trust;

(c)
14,339 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
73,125 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(15)
Includes shares owned beneficially by Rose Marie Bravo as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
10,923 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
13,125 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Wei Sun Christianson as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
4,891 shares of Class A Common Stock underlying stock units payable in shares; and

  (c)
  13,125 shares of Class A Common Stock underlying options.

(17)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
6,404 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
36,453 shares of Class A Common Stock underlying options.

(18)
Includes shares owned beneficially by Mellody Hobson as follows:

(a)
6,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
149,723 shares of Class A Common Stock held indirectly in a family member's trust;

(c)
12,777 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
46,625 shares of Class A Common Stock underlying options.

(19)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

(a)
32,740 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
17,780 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
13,125 shares of Class A Common Stock underlying options.

(20)
Includes shares owned beneficially by Lady Lynn Forester de Rothschild as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
14,129 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
33,125 shares of Class A Common Stock underlying options.

(21)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
54,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through three family trusts;

(c)
10,033 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
70,803 shares of Class A Common Stock underlying options.

(22)
Includes shares owned beneficially by Richard F. Zannino as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
5,673 shares of Class A Common Stock underlying stock units payable in shares; and

  (c)
  23,125 shares of Class A Common Stock underlying options.

(23)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
73,174 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
932,151 shares of Class A Common Stock underlying options.

(24)
Represents shares of Class A Common Stock held directly by John Demsey and with respect to which he has sole voting and investment power.

(25)
Includes shares owned beneficially by Cedric Prouvé as follows:

(a)
172,555 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
70,814 shares of Class A Common Stock underlying options.

(26)
Includes shares owned beneficially by Tracey T. Travis as follows:

(a)
12,193 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
88,238 shares of Class A Common Stock underlying options.

(27)
Based on a Schedule 13G Amendment dated February 13, 2015 by FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, FMR LLC may be deemed to be the beneficial owner of 24,829,118 shares of Class A Common Stock, over which it has sole investment power for all such shares and sole voting power for 1,932,701 shares, all of which shares are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(28)
Based on a Schedule 13G Amendment dated February 9, 2015 by The Vanguard Group ("Vanguard"), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard may be deemed to be the beneficial owner of 12,265,926 shares of Class A Common Stock, over which it has (a) sole investment power for 11,895,260 shares, (b) shared investment power for 370,666 shares, and (c) sole voting power for 394,864 shares, all of which shares are held by certain of its subsidiaries.

(29)
See notes (2) through (4), (6), (7), (9), (10), (12) and (14) through (26). Includes for executive officers not named in the table:

(a)
142,512 shares of Class A Common Stock; and

(b)
350,630 shares of Class A Common Stock underlying options.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

        During fiscal 2015, we continued to successfully execute our long-term strategy. We achieved approximately $11 billion in net sales, 14.9% in operating margin (15.9% as adjusted), and over $1.9 billion in cash flow from operations. Our performance, as highlighted in the table below, was fueled by multiple engines of growth in all regions. We delivered these results despite considerable macroeconomic headwinds and challenges, thanks to the ongoing determination and collective talents and efforts of our executive officers, other members of management, and all of our employees.

Financial Metric	Fiscal 2015	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)

Net Sales	$10.8 billion	–1.7%	3.5%	6.7%
Net Sales as adjusted(1)	$11.0 billion	1.6%	4.1%	7.0%
Net Sales as adjusted at constant currency(1)	$11.5 billion	6.4%	N/A	N/A
Operating Margin	14.9%	–180bp	+140bp	+480bp
Operating Margin as adjusted(1)	15.9%	–20bp	+170bp	+470bp
Diluted EPS	$2.82	–7.8%	9.4%	18.8%
Diluted EPS as adjusted(1)	$3.05	3.4%	10.3%	17.3%
Return on Invested Capital(2)	21.5%	–330bp	–250bp	+300bp
Cash Flow from Operations	$1.9 billion	26.6%	19.9%	15.2%
Total Stockholder Return ("TSR")	18.1%	—	18.6%	27.1%
TSR – S&P 500 Composite	7.4%	—	17.3%	17.1%

(1)
Periods other than fiscal 2015 have been adjusted to exclude returns and charges (adjustments) associated with restructuring activities. Each of fiscal 2015 and 2014 has been adjusted for charges to remeasure net monetary assets in Venezuela and for the accelerated sales orders in fiscal 2014 in connection with the Company's July 2014 implementation of its Strategic Modernization Initiative ("SMI"). Fiscal 2010 has been adjusted to exclude debt extinguishment charges. Net Sales as adjusted in constant currency excludes the negative impact ($0.5 billion) of foreign currency translation. See Appendix A for reconciliation and other information about these non-GAAP financial measures.

(2)
Excludes returns and charges (adjustments) associated with restructuring activities in each period, where applicable.

        In fiscal 2015, we also raised the common stock dividend 20%, repurchased 12.4 million shares for $983 million, and used $473 million of cash flow from operations for capital expenditures. In addition, we strengthened and diversified our portfolio with the acquisition of four uniquely positioned brands. Over the five-year period ended June 30, 2015, the total market value of the Company increased by 195% or approximately $21.5 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2015:

  •
  The Compensation Committee (the "Committee") authorized increases in compensation for fiscal 2015 for the President and Chief Executive Officer and certain other Named Executive Officers ("NEOs"), in recognition of strong and sustained individual and Company performance. On average, fiscal 2015 target compensation for the NEOs increased approximately 5%.

  •
  Mr. Freda's base salary was increased to $1.8 million, his bonus opportunity was increased to $4.5 million, and his equity target was increased to $7.5 million, resulting in target direct annual compensation of $13.8 million for fiscal 2015, an increase of 10.4% from fiscal 2014. See additional information in "CEO Compensation" below.

  •
  Our NEOs achieved fiscal 2015 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 107.3% to 119% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were determined by applying the payout percentages to the fiscal 2015 target bonus opportunities and are shown in the "Summary Compensation Table."

  •
  The stock-based compensation awarded to our NEOs in fiscal 2015 was based on target grant levels and an assessment of each officer's performance and his or her expected future contributions. These awards were granted in September 2014 and are shown in "Grants of Plan-Based Awards in Fiscal 2015." The current equity mix is equally weighted between stock options, restricted stock units ("RSUs"), and performance share units ("PSUs").

  •
  As a result of the strong performance over the three-year period ended June 30, 2015, the PSUs granted to our executive officers resulted in an aggregate payout of 110.5% of target. Actual payouts for the NEOs are described in note (4) in the "Outstanding Equity Awards at June 30, 2015" table.

  •
  In August 2015, the Stock Plan Subcommittee (the "Subcommittee") approved the payout for the first tranche of the PSU granted to Mr. Freda in September 2012. The Company's total stockholder return during the performance period relative to that of the S&P 500 Companies was at the 52.8th percentile. Accordingly, Mr. Freda received 42,549 shares under this incentive award. Target payout was set at the 60th percentile, a rigorous objective. For additional information, see "Fiscal 2013 TSR PSU Grant to CEO" and note (7) to the "Outstanding Equity Awards at June 30, 2015" table below.

Advisory Vote on Executive Compensation

        At the 2014 Annual Meeting, over 99% of the votes cast in connection with the stockholders advisory vote on compensation of the NEOs were cast in favor of the proposal. The Company has considered this voting result, and in light of the high level of support, our compensation policies and decisions, as explained in this Compensation Discussion and Analysis, continue to be focused on sustainable financial performance and aligning the interests of senior management with the interests of stockholders.

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis. Periodically, we review various aspects of our compensation program to ensure that it remains aligned with our business strategy and the above-referenced goals.

        Key features of our compensation programs, policies, and practices are as follows:

  ✓
  Align pay with performance and the interests of stockholders by linking a significant portion of total compensation to the achievement of Company-wide performance criteria during one- and three-year performance periods

  ✓
  Deliver approximately 1/3 of the value of equity awards in PSUs, with failure to achieve the pre-established minimum threshold amount resulting in no payout under the PSUs

  ✓
  Conduct an annual evaluation about risk in compensation programs to confirm that our compensation programs are not reasonably likely to have a material adverse effect on the Company

  ✓
  Maintain stock ownership guidelines and holding requirements for Named Executive Officers to further align their interests with those of our stockholders

  ✓
  Retain a compensation consultant that is free of conflicts of interest, reports directly to the Committee, and performs no other services for the Company

  ✓
  Do not reprice or buy out stock options

  ✓
  Maintain policies on insider trading and clawbacks

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals, and with the interests of our stockholders;

  •
  rewards performance at the Company, business unit, and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        We have been in the beauty business since 1946, and have established a strong record of growth and profitability. For the first 50 years, we were wholly owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our successful track record and the control by the Lauder family.

        In fiscal 2015, our executive officers included the Executive Chairman, the President and Chief Executive Officer, two Group Presidents, and the heads of six functions. There is internal equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. The Named Executive Officers for fiscal 2015 are: William P. Lauder, Executive Chairman; Fabrizio Freda, President and Chief Executive Officer; Tracey T. Travis, Executive Vice President and Chief Financial Officer; John Demsey, Group President; and Cedric Prouvé, Group President, International.

        We have entered into employment agreements with our executive officers to attract and retain strong candidates and to provide the basis for a mutual understanding of the employment relationship. The employment agreements in effect during fiscal 2015 for our NEOs are described under "Employment Agreements" below. Our standard employment agreements for executive officers cover termination and severance and include non-competition, confidentiality, and related provisions. They do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities, and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).

        The compensation program for executive officers is established and administered by the Committee and the Subcommittee. The Subcommittee approves the terms of all grants to executive officers under our long-term incentive plan (including any equity compensation-related terms of employment agreements for executive officers). The Committee approves all other aspects of executive compensation.

Elements of Compensation; Allocation

        Our executive compensation program for fiscal 2015 consisted of the following:

        The Committee, Subcommittee, and our senior management begin their review of compensation by looking first at the components of total direct compensation, gauging, for each type of position in the executive officer group, the extent to which total direct compensation is broadly aligned with that of our executive compensation peer group. The Committee, Subcommittee, and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation. The mix is intended to be performance-oriented (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. Executive officers with similar responsibilities generally have a similar mix of pay elements. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity, and competitive considerations.

        Generally, we believe that executive officers should have a greater percentage of their compensation based on performance in the form of long-term equity-based incentives ("LTI"), followed by short-term annual cash incentives, and then by base salary.

        Based on target levels for incentive compensation for fiscal 2015, the mix of pay for executive officers is shown below:

(1)
Includes amounts attributable to fiscal 2015 for the RSUs and PSUs granted to Mr. Freda on September 24, 2012; without these grants, his annual target pay mix for fiscal 2015 was 11% salary, 27% target annual incentive, and 62% LTI.

(2)
Includes all of the NEOs except William P. Lauder. For fiscal 2015, Mr. Lauder had a target pay mix of 23% base salary, 46% target annual incentive, and 31% LTI.

        For fiscal 2015, the average annual target pay mix for most of the other executive officers was 28% base salary, 24% target annual incentive, and 48% LTI. Leonard A. Lauder and Ronald S. Lauder have not received LTI since fiscal 2000.

        Our intention behind our annual and long-term incentive plans is to cover a portfolio of performance measures that balance growth, profitability, and stockholder return over both an annual and long-term period. We work to establish goals that support the long-term strategy of growing revenue at least 1% ahead of global prestige beauty, deriving more than 60% of sales from outside the United States, improving operating margin, maintaining return on invested capital, and optimizing inventory.

        Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and are benchmarked against select peer companies. The Committee and the Subcommittee consider various factors including the expected performance of our competitors and our long-term strategy in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.

        In addition to total direct compensation described above, we also provide competitive benefits and modest perquisites. In certain circumstances, we may pay amounts or grant equity to attract executives to work for us, to move to particular locations, or to provide additional incentives to remain with us. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.

        Base Salary. We pay base salaries to provide executives with a secure base of cash compensation. In determining the amount of base salary for an executive officer, the Committee primarily considers the executive's position, current salary, tenure, and internal pay equity, as well as competitiveness of the salary level in the marketplace. The Committee also considers the impact of Section 162(m) of the Internal Revenue Code and recommendations from the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources. See "Tax Compliance Policy" below.

        Annual Incentive Bonus. Annual incentives provided under the EAIP are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities, and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions, and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance.

        Aggregate bonus opportunities for executive officers under the EAIP are set annually by the Committee. For fiscal 2015, the EAIP payout is the product of the target for each executive officer and the EAIP payout percentage ("EAIP Payout %"), which is comprised of (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below.

        Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer's target opportunity. Provided the minimum threshold has been achieved, payouts can range from 31.25% of target up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold level of performance would result in no credit for that particular criteria and, depending upon performance in respect of other criteria, could result in no bonus being paid. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments in fiscal 2015 included the impact of accelerated orders associated with the July 2014 SMI rollout and the Venezuela remeasurement charge. For fiscal 2015, annual incentives payable to Messrs. W. Lauder, Freda, Demsey, and Prouvé required that we achieve positive net operating profit and limited the aggregate amount of annual incentives to such individuals to 2% of net operating profit. For fiscal 2015, the total annual incentives paid to such executive officers did not exceed 2% of net operating profit.

        The target payout, business criteria, the performance levels within each multiplier, and the threshold, target, and maximum payouts associated with each criteria and performance level were set by the Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. Target payouts for executive officers are largely based on the prior year's target amount and are reviewed by the Committee annually.

        Corporate Multiplier. The Corporate Multiplier is comprised of four equally weighted, Company-wide performance criteria: (1) diluted net earnings per share from continuing operations ("Diluted EPS"); (2) net operating margin percentage ("NOP Margin"); (3) Net Sales; and (4) return on invested capital ("ROIC"). If actual performance is between the target and the maximum, or between the threshold and the target, the payout factor is calculated mathematically using the target level of performance as a base. As an example, for Net Sales performance that is between the threshold and the target, for each 1% that performance is below target, the payout will be 3 1/3% below the target payout of 100%.

        The chart below shows the threshold, target, and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2015. Because performance exceeded the maximum level for ROIC, the payout factor was at 120% of target; for Diluted EPS and Net Sales, performance was just below target resulting in payouts of 95.5% and 99.6%, respectively; and for NOP Margin, performance was between target and maximum, resulting in a payout of 111.8%. The Corporate Multiplier was therefore 106.7%. Each executive officer's incentive payment is subject to the Corporate Multiplier.

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2015 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)

Diluted EPS	$3.12	50%	50%	100%	100%	104.5%	120%	97.8%	95.5%
NOP Margin	16.5%	50%	50%	100%	100%	101.7%	120%	101.0%	111.8%
Net Sales	$11.3 billion	85%	50%	100%	100%	101.1%	120%	99.8%	99.6%
ROIC	22.7%	50%	50%	100%	100%	101.3%	120%	102.2%	120.0%
Corporate Multiplier									106.7%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        Business Unit Multiplier. The Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) Net Sales; (2) NOP Margin; (3) inventory management; (4) productivity and other cost savings; and (5) other divisional goals tied to our long-term strategy ("Business Unit Strategic Objectives"). The weighting of the various measures is fixed for each executive officer depending upon position and responsibilities. As with the Corporate Multiplier, target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for those criteria. When performance exceeds the maximum level, the payout factors are at 125% of target. In the case where the actual performance was between the target and the maximum, or between the threshold and the target, the payout factor was calculated mathematically using the target level of performance and associated payout as a base.

        For the Business Unit Multiplier, the Global Brands results represent the consolidated results of all brands, and the Functions Average is a simple average of the performance against Business Unit Strategic Objectives for the six Corporate Functions (i.e. Finance; Human Resources; Legal; Global Communications; Global Research and Development, Corporate Product Innovation, Package Development; and Global Supply Chain). For Messrs. Demsey and Prouvé, the threshold, target, and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2015, are shown in the table set forth below.

		Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2015 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)

Net Sales
Demsey	$7.5 billion	85%	62.5%	100.0%	100.0%	101.5%	125%	100.8%	113.2%
Prouvé	$6.7 billion	85%	62.5%	100.0%	100.0%	101.5%	125%	99.6%	99.0%
NOP Margin
Demsey	26.5%	85%	62.5%	100.0%	100.0%	101.2%	125%	100.0%	100.0%
Prouvé	28.2%	85%	62.5%	100.0%	100.0%	101.1%	125%	99.2%	98.0%
Inventory Management – Days to Sell
Demsey	202	85%	62.5%	100.0%	100.0%	105.0%	125%	100.9%	106.2%
Prouvé	NA	85%	62.5%	100.0%	100.0%	105.0%	125%	NA %	NA %
Inventory Management – Days of Supply
Demsey	215	85%	62.5%	100.0%	100.0%	105.0%	125%	121.9%	125%
Prouvé	142	85%	62.5%	100.0%	100.0%	105.0%	125%	104.8%	125%
Inventory Management – Weighted Forecast Accuracy
Demsey	49.7%	95%	62.5%	100.0%	100.0%	105.0%	125%	119.4%	125.0%
Prouvé	58.2%	95%	62.5%	100.0%	100.0%	105.0%	125%	105.8%	125.0%
Productivity – Employee Costs
Demsey	$555 million	90%	62.5%	100.0%	100.0%	103.0%	125%	103.3%	125.0%
Prouvé	$669 million	90%	62.5%	100.0%	100.0%	103.0%	125%	102.0%	116.4%
Productivity – Employee Costs as % of Net Sales
Demsey	7.4%	90%	62.5%	100.0%	100.0%	105.0%	125%	102.9%	114.7%
Prouvé	10.1%	90%	62.5%	100.0%	100.0%	105.0%	125%	100.4%	102.2%

(1)
Net Sales and all of the income statement measures are calculated at weighted average exchange rates for the measurement period. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        Ms. Travis, Mr. Demsey, and Mr. Prouvé were each assigned Business Unit Strategic Objectives for fiscal 2015 that accounted for the percentages of the individual's aggregate bonus opportunity target indicated below.

        These Business Unit Strategic Objectives are aligned with high-level themes, explained below, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy.

  (a)
  Strategy Operationalization and Deployment – Progressing and operationalizing key action items from each Business Unit's Strategy. Continue cascading the corporate strategy, the Compass, and their key elements throughout the organization.

  (b)
  Collaboration and Talent Development – Championing and leading collaborative behavior and the development of talent in the organization, integrating our inclusion and diversity strategy.

  (c)
  Key Business Capability Building/Business Transformation – Identifying and taking action on developing capabilities for continuous improvement related to the key operational and financial building blocks that will impact sustainable growth and profitability and the effective use of resources.

        After the end of fiscal 2015, the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources, with appropriate input from other employees, reviewed the actions taken by each Group President and the Executive Vice President and Chief Financial Officer and, based on those achievements, recommended the payout percentages shown in the table below (with a maximum of 125%). The assessment of these achievements and related payouts were confirmed by the Committee in its business judgment.

        Calculation of EAIP Payout Percentage. As noted, the weightings of the various criteria for an executive officer's Business Unit Multiplier depend upon the officer's position and responsibilities, as shown in the calculation of the Business Unit Multiplier below. The overall brand and region performance is a consolidation of the performance on the financial criteria discussed above for the relevant brands or geographies.

        For each NEO, the calculation of the individual's EAIP Payout %, including both the Business Unit Multiplier (weighted accordingly) and the Corporate Multiplier is as follows:

	W. P. Lauder & F. Freda		T.T. Travis		J. Demsey		C. Prouvé
	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %

Global Brands Results	90%	98.9%	50%	98.9%	15%	98.9%	15%	98.9%
Functions Average	10%	115.3%	10%	115.3%	5%	115.3%	5%	115.3%
Business Unit Strategic Objectives			30%	120.0%	20%	123.0%	20%	110.0%
Division Net Sales(1)					20%	113.2%	20%	99.0%
Division NOP Margin(1)					20%	100.0%	20%	98.0%
Inventory Management					10%	114.4%	10%	121.0%
Productivity			10%	121.1%	10%	122.4%	10%	117.2%
Business Unit Multiplier (a)	100%	100.6%	100%	109.1%	100%	111.5%	100%	105.8%
Corporate Multiplier (b)		106.7%		106.7%		106.7%		106.7%
EAIP Payout % (a) x (b)		107.3%		116.4%		119.0%		112.9%

(1)
Net Sales are calculated at weighted average exchange rates at the time of measurement. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        For more information about the potential bonus opportunities of our NEOs for fiscal 2015 and the actual payouts made in respect of fiscal 2015 performance, see "Grants of Plan-Based Awards in Fiscal 2015" and "Summary Compensation Table" below.

Long-Term Equity-Based Compensation

        General. We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. We grant certain executive officers a combination of stock options, RSUs, and PSUs. Since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder or Ronald S. Lauder. The Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of each fiscal year. There is no relationship between the timing of the grants of equity-based awards and our release of material non-public information.

        The target and actual amounts and allocation of equity-based compensation reflect the business judgment of the Subcommittee after consultation with its executive compensation consultant and our senior management. As with each other element of compensation, and compensation overall, the Subcommittee (or the Committee for non-equity-based compensation), its executive compensation consultant, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions of the executive officer, internal pay equity, and competitive practice. They also consider applicable employment agreements as necessary.

        The allocation among the value of the different types of awards granted in fiscal 2015 is weighted equally among PSUs (at target), stock options, and RSUs – reflecting, in the business judgment of the Subcommittee, a balance among motivating and retaining executive officers, rewarding performance, mitigating risk, and helping executive officers increase their equity ownership. Such allocation may change depending upon any supplemental grants made to executive officers.

        No specific weightings were used to determine the amounts of the equity-based compensation. The Subcommittee applied an individual performance factor to the target equity opportunity for each executive officer. The performance factors ranged from 106% – 125% of target. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (noted below) to ensure they are competitive and appropriate.

        Performance Share Units. In fiscal 2015, PSUs represented approximately 1/3 of the grant date value of the equity-based compensation granted to executive officers. PSUs are generally rights to receive shares of our Class A Common Stock if certain Company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall long-term financial goals.

        For the annual grant of PSUs, the Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents that are accrued and paid in cash at the end of the performance period. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out. The target amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. An above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target, up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity.

        Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates.

        Fiscal 2013 PSU Grants. The PSU targets for the three-year period ended June 30, 2015 were based on compound annual growth rates ("CAGR") in Company-wide Net Sales, Diluted EPS, and ROIC, weighted equally. Each 1% increase in performance over the threshold results in a 5% increase in associated payout for Net Sales and 3 1/3% increases in associated payouts for Diluted EPS and ROIC up to the target performance levels. Each 1% increase in performance above target results in 13.2%, 5.0%, and 5.3% increases in associated payouts for Net Sales, Diluted EPS, and ROIC, respectively. Performance above maximum results in a payout of 150% of target opportunity.

        The PSUs that were paid out after the end of fiscal 2015 were between target and maximum for Diluted EPS and ROIC and achieved payouts of 106.7% and 128.6%, respectively. Net Sales achieved a payout of 96.4%, between threshold and target. The aggregate payout of the three measures, weighted equally, was 110.5%. The table below summarizes the measures and corresponding payouts.

	Fiscal 2013 through	Threshold		Target		Maximum		Actual Performance(1)
	Fiscal 2015 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)

Net Sales (CAGR)(1)	6.6%	90%	50%	100%	100%	103.8%	150%	99.3%	96.4%
Diluted EPS (CAGR)	9.9%	85%	50%	100%	100%	110.0%	150%	101.3%	106.7%
ROIC (CAGR)	(2.9% )	85%	50%	100%	100%	109.5%	150%	105.5%	128.6%
Aggregate Payout									110.5%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis. For the fiscal 2013 grants, these include the impact of accelerated orders associated with the fiscal 2014 SMI rollout, the Venezuela remeasurement charge, and returns and charges (adjustments) associated with restructuring activities.

        Fiscal 2013 TSR PSU Grant to CEO. The fiscal 2013 TSR PSU grant to the CEO is divided into three tranches with the first having a three-year performance period that ended June 30, 2015, the second a four-year performance period ending June 30, 2016, and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). The performance hurdles and associated payouts are as follows:

TSR Percentile of the Company vs. the S&P 500 Companies	Payout as a % of Target

≥ 90th Percentile	160%
60th Percentile	100%
Median	70%
40th Percentile	35%
< 40th Percentile	0%

        Percentiles (i) between the 60th percentile and the 90th percentile shall be interpolated on a straight line basis between the target shares and the maximum shares and (ii) between the 40th percentile and the median, and between the median and the 60th percentile, shall be interpolated on a straight line basis. If Mr. Freda resigns or is terminated for cause prior to the end of the relevant performance period for any of the PSUs, he will receive no shares. If he dies or becomes disabled prior to the end of the relevant performance period or is terminated without cause prior to the end of the performance period, then based on plan achievement the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2012 and the denominator of which will be the applicable number of months in the full performance period. The PSUs will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance plan achievement determined by the consideration per share to be received by the holders of the Company's Class A Common Stock relative to the S&P 500 Companies. Dividend equivalents will be paid out in cash in connection with shares that are earned. Shares and cash paid out pursuant to the PSUs are subject to applicable tax withholding requirements.

        The first of the three tranches of this PSU award vested on June 30, 2015 and resulted in a payout of 42,549 shares of the Company's Class A Common Stock on August 19, 2015. During the performance period for the first tranche of the grant, the Company's stock price increased by more than 40%. Under the terms of the grant, the number of shares payable for each tranche depends on the TSR of the Class A Common Stock on the New York Stock Exchange for the performance period, relative to that of the S&P 500 Companies over the same period. For the three-year period ended June 30, 2015, the Company's TSR was ranked at the 52.8th percentile. Given the rigorous performance scale for the award, this TSR rank resulted in a payout of approximately 78.43% of the target number of shares (54,253). Upon payout of the shares, dividend equivalents in connection with the shares earned by Mr. Freda were paid out in cash, in the amount of $118,286. The remaining two tranches of this PSU award will vest on June 30, 2016 and June 30, 2017, based on four- and five-year performance periods, respectively.

        Fiscal 2015 PSU Grants. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2015 for the three-year period ending June 30, 2017 are based on CAGR in Company-wide Net Sales, Diluted EPS, and ROIC, weighted equally, as follows:

	Fiscal 2015 Through	Threshold(2)		Target		Maximum
	Fiscal 2017 Target(1)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)

Net Sales (CAGR)(1)	6.6%	90%	50%	100%	100%	101.3%	150%
Diluted EPS (CAGR)	8.7%	85%	50%	100%	100%	104.1%	150%
ROIC (CAGR)(3)	(4.1% )	85%	50%	100%	100%	103.0%	150%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

(2)
Payouts for an opportunity will be made only if performance exceeds the pre-established minimum threshold for such opportunity.

(3)
Target ROIC decrease reflects increasing levels of capital investment to support growth in our businesses, particularly consumer facing investments for counter upgrades and our retail stores.

        The goals above were based on the long-term strategic plan and the conditions that existed at the start of fiscal 2015. We believe the targets when set were reasonably aggressive.

        Stock Options. In fiscal 2015, stock options represented approximately 1/3 of the grant date value of the equity-based compensation granted to executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Under our Amended and Restated Fiscal 2002 Share Incentive Plan, the exercise price cannot be lower than such closing price. Despite the value attributed on the date of grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. The ability to exercise the options is subject to our policy on insider trading described below. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date.

        Restricted Stock Units. RSUs are the right to receive shares of our Class A Common Stock over a period of time and typically represent approximately 1/3 of the grant date value of the equity-based compensation granted to our executive officers. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are accompanied by dividend equivalents that are paid in cash; at the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date times the number of shares paid out.

        The RSUs granted to executive officers in fiscal 2015 vest ratably in thirds on November 2, 2015, October 31, 2016, and October 31, 2017.

        Equity-Based Compensation Granted in Fiscal 2015. As stated above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors, including an assessment of recent performance and expected future contributions. For the Executive Chairman and the President and Chief Executive Officer, this determination is made by the Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer's immediate manager, and the actual grant is approved by the Subcommittee. Fiscal 2015 equity grants were awarded in September 2014; the resulting equity grant percentages awarded to our NEOs in fiscal 2015 were based on target grant levels and an assessment of each officer's performance and expected future contributions. See the "Grants of Plan-Based Awards in Fiscal 2015" and "Summary Compensation" tables below.

CEO Compensation

        Mr. Freda has demonstrated outstanding performance and leadership as our Chief Executive Officer. Since becoming President and Chief Executive Officer in July 2009, he has the led the development and implementation of our long-term strategy. Through June 30, 2015, we have (i) achieved TSR of 455%, placing us among the top 10% of S&P 500 companies (the TSR of the S&P 500 Index was 124%); and (ii) increased our market capitalization by $26.1 billion from $6.4 billion.

        In recognition of Mr. Freda's leadership and expected future contributions, as well as our strong multi-year performance, the Committee and the Subcommittee increased Mr. Freda's total direct annual compensation for fiscal 2015 by 10.4% to $13.8 million. We increased Mr. Freda's base salary to $1.8 million (from $1.75 million), his target bonus opportunity to $4.5 million (from $4.0 million), and his equity target to $7.5 million (from $6.75 million).

        Mr. Freda's total compensation, as disclosed in the "Summary Compensation Table" below, shows significant fluctuations year-over-year due to the value and timing of equity awards he has received in the past in addition to his annual equity grants. These fluctuations are attributable to applicable disclosure rules, which require that we report the total value of equity grants on the grant date rather than over the life of the award. When the additional equity awards were granted, the Subcommittee considered the impact of the compensation on an annualized basis.

	Stock Awards ($000s)		Total Compensation ($000s)
Fiscal Year	Annualized Stock Awards(1)	Grant Date Fair Value as Reported in Summary Compensation Table	Including Annualized Stock Awards(1)	As Reported in Summary Compensation Table

2015	$10,874	$6,250	$21,305	$16,681
2014	13,339	5,626	23,276	15,563
2013	11,005	21,025	21,579	31,599

(1)
See "Fiscal 2013 TSR PSU Grant to CEO" for the payout conditions and termination provisions associated with the additional PSUs received by Mr. Freda in fiscal 2013. See "Potential Payments upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below for the termination provisions of the annual PSU and RSU grants.

        In addition to recognizing the Company's strong performance, the Subcommittee, with input from the Board of Directors, also considered the future of the Company and the importance of ensuring its sustainability and longer-term success. Accordingly, in September 2015, the Subcommittee granted Mr. Freda a long-term equity award that is designed to not be delivered fully to Mr. Freda until the end of fiscal 2023, a length of time that is much longer than typical grants. This award also reflects the desire to both retain Mr. Freda and also further align his interests with the interests of our stockholders over that extended period of time.

        The award covers a period of about eight years in total and involves three separate tranches that vest after three, four, and five years based on Mr. Freda's continued employment and achievement of the performance goals described below, and, if achieved, would be paid out to Mr. Freda after years six, seven, and eight. The delayed distribution feature is a key component of the award, intended to both enhance retention and ensure that Mr. Freda is further incentivized to drive very long-term performance. By separating award vesting from award delivery, we continue to tie a portion of Mr. Freda's income to share value, regardless of whether he is still an executive officer at the Company during those later years. As this award is meant to cover a longer period, we do not expect to make a similar award to Mr. Freda during fiscal 2016 or fiscal 2017.

        The award was made on September 4, 2015 with a target payout equal to 387,848 shares of Class A Common Stock over the three tranches (or approximately 129,283 shares per tranche). The aggregate grant date value of the three tranches is approximately $30.0 million, based on the closing price of our Class A Common Stock on that date. The grant date value of the award will be included in our "Summary Compensation Table" and "Grants of Plan Based Awards Table" for fiscal 2016, but the costs of each tranche to the Company will be amortized over 34-, 46-, and 58-month periods, respectively, subject to Mr. Freda's continued employment.

        In determining the award amount, the Subcommittee considered several factors including Mr. Freda's accumulated vested and unvested awards, the potential future value of the award taking into account varying performance scenarios and the Company's relative market capitalization, individual performance, Company performance, the annualized value of the award over the vesting and delivery periods, and the Subcommittee's business judgment and experience.

        The award is divided into three tranches with service periods, performance periods and payment dates, if any, as follows:

	Service Period	Performance Period	Payment Date(1)

First Tranche	July 1, 2015 – June 30, 2018	July 1, 2015 – June 30, 2018	June 30, 2021
Second Tranche	July 1, 2015 – June 30, 2019	July 1, 2016 – June 30, 2019	June 30, 2022
Third Tranche	July 1, 2015 – June 30, 2020	July 1, 2017 – June 30, 2020	June 30, 2023

(1)
Payment, if any, and the timing of payment are subject to achievement of performance goals and other conditions described below.

        We have provided that no portion of the award will generally vest unless the Company has achieved positive Net Earnings for the fiscal year ending through June 30, 2016. For purposes of this award, "Net Earnings" has the meaning used by the Company in its consolidated financials in accordance with generally accepted accounting principles as in effect on July 1, 2015. If the Net Earnings goal is met, then performance and vesting of each tranche will be based on the Company achieving positive Cumulative Operating Income during the relevant Performance Period. For purposes of this award, "Cumulative Operating Income" means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations, non-recurring operating income and expenses and the impact of unplanned acquisitions.

        If Mr. Freda's employment is terminated for cause prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, he will receive no shares. If Mr. Freda is (a) no longer employed by us for any reason, (b) payment of a tranche has not previously been made, and (c) it is determined that his behavior while he was employed would have constituted cause, then each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, payouts of the award after termination of Mr. Freda's employment are subject to Mr. Freda not (x) competing with the Company for the lesser of (i) the period remaining prior to the payment date of that tranche or (ii) 24 months, nor (y) conducting himself in a manner adversely affecting the Company. If he voluntarily resigns or retires prior to the end of the Service Period any unearned, unvested tranches will be forfeited regardless of whether Mr. Freda is retirement eligible. If Mr. Freda's employment is terminated without cause, then for each tranche that has not yet vested, he will earn and vest in a pro rata portion of such tranche inclusive of an additional 12 months of service (up to a maximum of 100% of the Service Period for that tranche) subject to actual achievement of the performance goals for such tranche. If he dies or becomes disabled, then for each tranche that has not yet vested, he will earn a pro rata portion of such tranche. The performance goals will be deemed to be met upon a "Change in Control" (as defined in the agreement), but the award will only vest upon a "double trigger" event unless the award is not assumed in connection with the Change in Control, in which case it may be settled immediately. Dividend equivalents will be paid out in cash in connection with shares that are earned.

        For fiscal 2016, we also increased Mr. Freda's base salary to $1.9 million, his target incentive bonus opportunity to $4.7 million, and his target equity opportunity to $7.9 million, resulting in a target total compensation increase of 5.1%. In addition to the special grant described above, we also granted Mr. Freda equity-based compensation with an aggregate value of approximately $10.3 million, comprised of PSUs with a target payout of 44,258 shares of Class A Common Stock, stock options in respect of 148,258 shares of Class A Common Stock with an exercise price of $77.35 per share, and RSUs in respect of 44,258 shares of Class A Common Stock. These equity awards will appear in our "Summary Compensation Table" and "Grants of Plan Based Awards Table" for fiscal 2016.

Fiscal 2016 Compensation Decisions for Other NEOs

        For fiscal 2016, there were no changes to Mr. Lauder's compensation. His base salary is $1.5 million, his target incentive bonus opportunity is $3.0 million, and his target equity opportunity is $2.0 million. In September 2015, we granted him equity-based compensation with an aggregate value of approximately $2.6 million, comprised of PSUs with a target payout of 11,204 shares of Class A Common Stock, stock options in respect of 37,538 shares of Class A Common Stock with an exercise price of $77.35 per share, and RSUs in respect of 11,204 shares of Class A Common Stock.

        For fiscal 2016, we increased Ms. Travis's base salary to $900,000, her target incentive bonus opportunity to $1.0 million, and her target equity opportunity to $2.9 million, resulting in a target total compensation increase of 5.3%. In September 2015, we granted her equity-based compensation with an aggregate value of approximately $3.7 million, comprised of PSUs with a target payout of 15,997 shares of Class A Common Stock, stock options in respect of 53,584 shares of Class A Common Stock with an exercise price of $77.35 per share, and RSUs in respect of 15,997 shares of Class A Common Stock.

        For fiscal 2016, we increased Mr. Demsey's base salary to $1.1 million, his target incentive bonus opportunity to $2.9 million, and his target equity opportunity to $4.4 million, resulting in a target total compensation increase of 5.0%. In September 2015, we granted him equity-based compensation with an aggregate value of approximately $5.7 million, comprised of PSUs with a target payout of 24,650 shares of Class A Common Stock, stock options in respect of 82,574 shares of Class A Common Stock with an exercise price of $77.35 per share, and RSUs in respect of 24,650 shares of Class A Common Stock.

        For fiscal 2016, we increased Mr. Prouvé's base salary to $1.05 million, his target incentive bonus opportunity to $2.325 million, and his target equity opportunity to $3.55 million, resulting in a target total compensation increase of 3.1%. In September 2015, we granted him equity-based compensation with an aggregate value of approximately $4.2 million, comprised of PSUs with a target payout of 17,899 shares of Class A Common Stock, stock options in respect of 59,962 shares of Class A Common Stock with an exercise price of $77.35 per share, and RSUs in respect of 17,899 shares of Class A Common Stock.

Compensation Planning and the Decision Making Process

        Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe the peer group reflects the market in which we compete for executive talent. We believe that we have few direct competitors that are publicly traded in the United States. Therefore, the Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers. The peer group of 14 companies used for compensation in fiscal 2015 was the same peer group used in fiscal 2014:

• Avon Products	• L Brands
• Clorox	• PepsiCo
• Colgate-Palmolive	• Ralph Lauren
• Elizabeth Arden	• Procter & Gamble
• The Gap	• Revlon
• International Flavors & Fragrances	• Starbucks
• Johnson & Johnson	• Tiffany & Co.

        Our revenues approximate the 52nd percentile relative to the peer group using each company's most recently completed fiscal year ended on or prior to June 30, 2015.

        Compensation Consultant. The Committee has engaged Semler Brossy as its consultant for executive compensation. The Committee determined that Semler Brossy is free of conflicts of interest. The consultant reports directly to the Committee and works with the Committee (and the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. The consultant also reviews information prepared by management for the Committee and/or Subcommittee. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultant. No other services were provided by Semler Brossy to the Committee, Subcommittee, or Company.

        The Company engaged separate consultants, Towers Watson and The Hay Group, to supplement its internal resources and assist with compensation matters in general and with executive compensation as well.

        Role of Executive Officers. As noted above, executive compensation is set by the Committee and Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities, and the general performance of the Company and the various business units. The three executive officers providing support take directions from and bring suggestions to the Committee and Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Committee or Subcommittee, as the case may be. The EVP HR and the human resources staff work with the Executive Vice President and General Counsel, the legal staff, the Executive Vice President and Chief Financial Officer, and the finance staff to support the Committee and Subcommittee.

Other Benefits and Perquisites

        Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability, or death and to provide retirement income. The benefits are important in attracting and retaining employees and to mitigate distractions that may arise relating to health care, retirement, and similar issues. The NEOs are entitled to the following two Company-paid benefits that are not generally available to the employee population: (a) supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda) and (b) for the NEOs who were employees prior to January 1, 2011, payment in lieu of a medical reimbursement program that was discontinued as of such date. For costs associated with such programs, see note (8) to the "Summary Compensation Table" below.

        Perquisites. We provide limited perquisites to our executive officers. The perquisites include (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer and $15,000 for the other executive officers (other than the Lauders); (b) personal use of a company car (or cash in lieu of a company car); (c) financial counseling costs up to $5,000 per year; and (d) spousal or companion travel (with required approval, the executive's spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. We believe these perquisites help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers.

Post-Termination Compensation

        Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under The Estee Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and The Estee Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits" below.

        In addition, certain executive officers, such as Mr. Freda, who joined us mid-career, or who forfeited certain retirement benefits from their former employers to join us, have been provided with nonqualified supplemental pension arrangements.

        Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer's incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion of deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2015 and at June 30, 2015" table and the accompanying narrative below.

        Potential Payments upon Termination of Employment. As discussed in more detail under "Potential Payments upon Termination of Employment or Change of Control," the Named Executive Officers' employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, and termination by us for material breach of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        In view of the Lauder family's ownership of shares with approximately 87% of the voting power, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," outstanding PSUs contain provisions that accelerate vesting upon a "change in control." Unvested RSUs and stock options contain provisions that provide for accelerated vesting or exercisability after a "change of control" only if we terminate the executive officer without cause or the executive officer terminates his or her employment for "good reason." The executive employment agreements similarly provide such a "double trigger" for other severance benefits.

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. Therefore, stock options, RSUs, and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

        The Amended and Restated Fiscal 2002 Share Incentive Plan provides for forfeiture of awards in the event that after termination of employment, a participant (which includes individuals who are not executive officers) competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2015 were generally designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs, and stock options, certain non-deductible compensation elements, such as the RSUs and the portion of base salaries that exceeded $1 million, were authorized. We consider tax deductibility to be important but not the sole or primary consideration in setting executive compensation. Accordingly, the Committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of stockholders.

Executive Stock Ownership Guidelines and Holding Requirement

        The Company has stock ownership guidelines for executive officers to further align their interests with those of our stockholders. Each executive officer in office prior to January 1, 2012 has three years to meet his or her target set forth below. A person who became, or who becomes, an executive officer on or after January 1, 2012, has five years after he or she reaches that level to meet the targets. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 5 times for the Executive Chairman and the President and Chief Executive Officer; 3 times for Group Presidents and Executive Vice President and Chief Financial Officer; and 2 times for all other executive officers. Shares held directly by the executive officer or by his or her family members or in controlled entities and unvested RSUs are included in determining the value of the shares held. As of June 30, 2015, all executive officers owned shares (including unvested RSUs) that exceeded the guidelines applicable to them.

        If an executive officer receives an increase in base salary, then he or she has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. In the unlikely event that an executive officer fails to comply with the guidelines by the required deadline, then until such time as the ownership guidelines are met, such officer: (i) may not sell any Common Stock (including shares issued from any share unit vesting); and (ii) must hold any net after-tax value of any stock option exercise. If an executive officer satisfies the guidelines but, due to a drop in the stock price, ownership falls below the required threshold, then he or she is deemed to satisfy the guideline for one year. After one year, if the guidelines are not met, the officer: (i) must hold at least 50% of the net after-tax shares of Common Stock received from any share unit vesting; and (ii) must hold 50% of the net after-tax value of any stock option exercise.

Policy on Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization are subject to our policy on insider trading. Under this policy, such people are generally prohibited from buying or selling shares of our stock during regular and special blackout periods. This also applies to the exercise of stock options and sale of the underlying shares. Moreover, prior to any trade, executive officers, directors, and such employees must obtain preclearance from our Legal Department.

Pledging Policy

        We do not restrict pledges of securities but require that pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged," we do not consider margin accounts to be subject to our preclearance policy. As of June 30, 2015, none of our executive officers held shares of our stock in margin accounts.

Hedging Policy

        We do not restrict transactions in the Company's securities involving hedging or the use of derivative securities but require that such transactions be precleared by our Legal Department.

Recoupment Policy

        Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity) awarded to executive officers are subject to an executive compensation recoupment policy, also known as a "clawback." Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement, and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2015.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons (Chair)	Rose Marie Bravo
Rose Marie Bravo	Paul J. Fribourg
Paul J. Fribourg	Richard F. Zannino
Richard F. Zannino

Summary Compensation Table

        The following table, footnotes, and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) our three other most highly compensated executive officers serving at the end of our fiscal year ended June 30, 2015 ("fiscal 2015"). The fiscal year ended June 30, 2014 is referred to as "fiscal 2014," and the fiscal year ended June 30, 2013 is referred to as "fiscal 2013." See "Compensation Discussion and Analysis" above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)

William P. Lauder	2015	$1,500,000	$0	$1,666,692	$833,307	$3,219,100	$380,807	$54,206	$7,654,112
Executive Chairman	2014	1,500,000	0	1,666,865	867,433	3,409,750	653,479	98,215	8,195,742
	2013	1,500,000	0	1,250,000	1,225,677	3,346,850	244,547	50,734	7,617,808
Fabrizio Freda(1)	2015	1,800,000	0	6,249,946	3,125,061	4,828,650	593,427	84,063	16,681,147
President and Chief	2014	1,750,000	0	5,625,770	2,927,458	4,546,300	580,888	132,298	15,562,714
Executive Officer	2013	1,750,000	0	21,024,945	3,983,423	4,183,550	529,031	127,730	31,598,679
Tracey T. Travis(2)	2015	850,000	0	2,239,942	1,120,067	1,059,450	59,834	51,712	5,381,005
Executive Vice	2014	825,000	0	2,062,782	1,073,460	1,055,250	12,436	47,700	5,076,628
President and	2013	825,000	0	2,449,964	2,402,380	968,550	0	54,094	6,699,988
Chief Financial
Officer
John Demsey(3)	2015	1,040,000	0	3,416,018	1,707,975	3,284,600	301,676	66,808	9,817,077
Group President	2014	1,000,000	0	3,024,642	1,573,834	3,251,050	398,181	74,630	9,322,337
	2013	1,000,000	0	3,620,392	2,079,150	2,928,300	213,677	48,006	9,889,525
Cedric Prouvé(3)	2015	1,030,000	0	2,470,614	1,235,376	2,580,000	242,262	96,977	7,655,229
Group President –	2014	1,000,000	0	2,266,328	1,179,283	2,665,050	350,329	102,892	7,563,882
International	2013	1,000,000	0	2,575,560	1,790,115	2,406,400	166,760	52,958	7,991,793

(1)
As described in detail below, stock awards for Mr. Freda in each year reflect annual grants of RSUs and PSUs as well as additional grants in fiscal 2013. The Summary Compensation Table shows the grant date fair value of all stock awards; however, much of the value to be realized by Mr. Freda will depend upon performance of the Company in future periods. In contrast, the table below shows the allocation of the amounts expensed for accounting purposes, subject to continued employment, for those same awards attributable to each fiscal year represented in the Summary Compensation Table (including allocations from awards granted prior to fiscal 2013 and disclosed in previous proxy statements). In such case, the amount of "Stock Awards" and "Total Compensation" for Mr. Freda would be as shown below.

Year	Stock Awards ($)	Total Compensation ($)

2015	$10,873,886	$21,305,087
2014	13,338,607	23,275,550

2013	11,005,052	21,578,787

Of the total grant date fair value of the additional grants in fiscal 2013, $3,860,748 will be recognized in fiscal years 2016 and 2017, subject to continued employment.

On September 24, 2012, the Subcommittee granted Mr. Freda additional RSUs valued at $6,000,000 based on the closing price of our Class A Common Stock on the NYSE on that date (i.e. $61.44). In addition, on that date, we granted Mr. Freda PSUs based on the Company's TSR over three performance periods ending June 30, 2015, 2016, and 2017 as compared to the TSR of the S&P 500 Companies. Such PSUs were valued at $10,962,430 at the time of grant using a lattice model with a Monte Carlo simulation with the following assumptions for each performance period, respectively: contractual life of 33, 45, and 57 months; average risk-free interest rate of 0.3%, 0.5%, and 0.7%; and a dividend yield of 1.0%. The expected stock price volatility assumption is a combination of both current and historical implied volatilities from options on the underlying stock at the time of grant. The implied volatilities were obtained from publicly available data sources. The expected life is equal to the contractual term of the grant. The average risk-free interest rate is based on the U.S. Treasury strip rates over the contractual term of the grant, and the average dividend yield is based on historical experience. Each of these additional grants (as well as other RSUs and PSUs described in note (4)) is structured to be earned by Mr. Freda over multiple fiscal years. The payout of the PSUs based on TSR could be as low as zero depending upon performance during the applicable periods, and the value of any payout will depend upon the stock price at the time of payout. See "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units" above.

(2)
Ms. Travis became Executive Vice President and Chief Financial Officer when she joined the Company in August 2012. Amounts for fiscal 2013 include a $2.3 million supplemental award in recognition of equity forfeited from her prior employer. This award was split equally between RSUs and stock options.

(3)
"Stock Awards" and "Total" in fiscal 2013 for Mr. Demsey and Mr. Prouvé include supplemental grants of RSUs made during that year valued at $1.5 million and $750,000, respectively.

(4)
Amounts represent the aggregate grant date fair value of RSUs and PSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). Amounts shown for Mr. Freda for fiscal 2013 include an additional PSU award based on TSR further discussed in note (1). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions and were calculated generally based on the closing prices of our Class A Common Stock on the NYSE on the dates of grant, which were $59.78 on September 4, 2012, $61.44 on September 24, 2012, $67.31 on September 4, 2013, and $76.23 on September 3, 2014. Mr. Demsey's and Mr. Prouvé's amounts for fiscal 2013 include additional RSU awards. For PSUs, the amount included was calculated based on the probable (i.e. likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential values of PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2015, 2014, and 2013, respectively, were as follows: Mr. Lauder, $1,250,020, $1,250,149, and $937,500; Mr. Freda, $4,687,459, $4,219,327, and $19,046,856; Ms. Travis, $1,679,957, $1,547,120, and $974,982; Mr. Demsey, $2,562,014, $2,268,482, and $1,590,297; and Mr. Prouvé, $1,852,999, $1,699,779, and $1,369,171. The payout of PSUs to all executives could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on the stock price at the time of payout. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units" above.

(5)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year to the NEOs computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options-pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate

September 3, 2014	28%	9	1.1%	2.3%
September 4, 2013	33%	8	1.1%	2.8%
September 4, 2012	34%	9	1.0%	1.4%

The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock. The implied volatilities were obtained from publicly available data sources. See "Grants of Plan-Based Awards in Fiscal 2015" below for information about option awards granted in fiscal 2015 and "Outstanding Equity Awards at June 30, 2015" below for information with respect to options outstanding at June 30, 2015. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(6)
The amounts represent incentive payments made in respect of each fiscal year under our EAIP. See "Grants of Plan-Based Awards in Fiscal 2015" below for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(7)
The amounts represent the aggregate change in each fiscal year in the actuarial present value of each NEO's accumulated pension benefits under the RGA Plan and the Restoration Plan and any above market portion of interest earned during each fiscal year on deferred compensation balances. Mr. Lauder is the only Named Executive Officer with a deferred compensation balance. The above market portions of interest earned during fiscal 2015 and fiscal 2013 were $16,341 and $19,234, respectively. There was no above market interest for fiscal 2014. See "Nonqualified Deferred Compensation in Fiscal 2015 and at June 30, 2015" and the related discussion below for a description of our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits" below.

(8)
Amounts reported for fiscal 2015, fiscal 2014, and fiscal 2013 are as follows.

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Leased Auto or Auto Allowance	Companion Travel

William P. Lauder	2015	$13,750	$18,598	$7,479	$0	$5,000	$9,379	$0
	2014	15,250	18,598	10,288	40,000	5,000	9,079	0
	2013	10,000	18,598	7,479	0	5,000	9,657	0
Fabrizio Freda	2015	14,117	35,735	7,479	17,720	5,000	0	4,012
	2014	14,408	35,735	10,288	2,280	5,000	5,540	59,047
	2013	10,200	55,570	7,479	25,400	5,000	5,689	18,392
Tracey T. Travis	2015	15,868	7,644	0	15,000	0	13,200	0
	2014	10,107	7,644	0	16,750	0	13,200	0
	2013	0	7,644	0	28,250	5,000	13,200	0
John Demsey	2015	13,400	14,300	7,479	15,000	3,500	13,129	0
	2014	15,250	14,300	10,288	20,000	3,500	11,292	0
	2013	10,000	14,300	7,479	10,000	3,500	2,726	0
Cedric Prouvé	2015	12,896	44,190	6,929	15,000	3,500	5,233	9,229
	2014	14,417	44,190	9,274	15,000	3,500	6,875	9,636
	2013	10,000	3,600	6,929	15,000	3,500	6,188	7,741

(a)
The perquisite allowance and financial counseling plans are administered on a calendar year basis, which accounts for the variation in amounts for a particular fiscal year.

        The Company's flight safety policy provides that our Chairman Emeritus, our Executive Chairman, and our Chief Executive Officer should not fly together for any reason. We allow these officers to use Company-provided aircraft for non-business trips where it is necessary to comply with the flight safety policy. The Company incurred no incremental costs as a result of this policy in the last three fiscal years. We make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program did not exceed $1,000 in any of the last three fiscal years for any of the NEOs. The sales of products to employees at a discount are profitable for us.

Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below:

        William P. Lauder. Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will, and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Lauder.

        Fabrizio Freda. Under his employment agreement effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $10 million for Mr. Freda. We also pay travel expenses for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of the termination of his employment.

        Tracey T. Travis. Under her employment agreement effective August 20, 2012, Ms. Travis is an employee-at-will, and she will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Ms. Travis.

        John Demsey. Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will, and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Demsey.

        Cedric Prouvé. Under his employment agreement effective July 1, 2011, Mr. Prouvé is an employee-at-will, and he will continue as Group President, International until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Prouvé.

        Each agreement described above also (a) contains provisions relating to termination of employment and payments relating to termination, which are discussed in "Potential Payments upon Termination of Employment or Change of Control" below, (b) provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment and, under certain circumstances, for two years following termination of employment, (c) provides that the executive must abide by restrictive covenants regarding non-disclosure of our confidential information, (d) provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A, and (e) provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a "Change of Control" (as defined in the agreement) or after a Change of Control, provided that any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

Grants of Plan-Based Awards in Fiscal 2015

        The following table sets forth information with respect to each award in fiscal 2015 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the EAIP and PSUs, RSUs, and stock options under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above, and the material terms of the equity awards are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation" above. See the "Compensation Discussion and Analysis" above and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

									All Other Stock	All Other Option
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Awards: Number of Shares of Stock	Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)

William P.	EAIP	N/A	$937,500	$3,000,000	$4,500,000
Lauder	PSU	9/3/14				5,466	10,932	16,398				$833,346
	RSU	9/3/14							10,932			833,346
	Options	9/3/14								34,110	$76.23	833,307
Fabrizio	EAIP	N/A	1,406,250	4,500,000	6,750,000
Freda	PSU	9/3/14				20,497	40,994	61,491				3,124,973
	RSU	9/3/14							40,994			3,124,973
	Options	9/3/14								127,919	76.23	3,125,061
Tracey T.	EAIP	N/A	284,375	910,000	1,365,000
Travis	PSU	9/3/14				7,346	14,692	22,038				1,119,971
	RSU	9/3/14							14,692			1,119,971
	Options	9/3/14								45,848	76.23	1,120,067
John	EAIP	N/A	862,500	2,760,000	4,140,000
Demsey	PSU	9/3/14				11,203	22,406	33,609				1,708,009
	RSU	9/3/14							22,406			1,708,009
	Options	9/3/14								69,913	76.23	1,707,975
Cedric	EAIP	N/A	714,063	2,285,000	3,427,500
Prouvé	PSU	9/3/14				8,103	16,205	24,308				1,235,307
	RSU	9/3/14							16,205			1,235,307
	Options	9/3/14								50,568	76.23	1,235,376

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2015 under the EAIP at the "threshold," "target," and "maximum" levels. Actual payouts for fiscal 2015 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under these awards. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. For a discussion of the EAIP and the fiscal 2015 payouts, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" above.

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target, and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2015. Future payout of such PSUs is generally subject to the achievement of our Net Sales, Diluted EPS, and ROIC compound annual growth rate goals for the three-year period ending June 30, 2017. These goals were set in September 2014. Payout generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below. For each executive officer, no payout will be made pursuant to the Net Sales, Diluted EPS, or ROIC compound annual growth rate opportunities unless the threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. PSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. PSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units" above.

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2015. RSUs granted on September 3, 2014 generally vest ratably in thirds on November 2, 2015, October 31, 2016, and October 31, 2017. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. RSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units" above.

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2015. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant. The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and on the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. Stock options do not have dividend equivalent rights or any voting rights with respect to the shares of Class A Common Stock underlying the options. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options" above.

(5)
The amounts shown are the total FASB ASC Topic 718 values, calculated using assumptions previously described in notes (1) and (4) of the Summary Compensation Table. The grant date fair values of PSU awards were calculated assuming the target payout.

Outstanding Equity Awards at June 30, 2015

        The following table sets forth information with respect to stock options, RSUs, and PSUs outstanding on June 30, 2015 under our plans existing at the time of grant for each Named Executive Officer.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Award Type		Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Award Type		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

William P.	9/21/07	300,000	0	$21.290	9/21/17
Lauder	9/11/08	300,000	0	26.415	9/11/18
	9/2/09	177,304	0	17.000	9/2/19
	9/1/10	124,132	0	29.040	9/1/20
	9/1/11	67,056	0	49.085	9/1/21
	9/4/12	37,707	18,854	59.780	9/4/22	RSU		3,485	$311,698	PSU		11,553	$1,033,300
	9/4/13	11,579	23,160	67.310	9/4/23	RSU		8,255	727,926	PSU		12,382	1,091,845
	9/3/14	0	34,110	76.230	9/3/24	RSU		10,932	955,238	PSU		16,398	1,432,857
Fabrizio	9/2/09	354,610	0	17.000	9/2/19
Freda	9/1/10	248,262	0	29.040	9/1/20
	9/1/11	167,652	0	49.085	9/1/21
	9/4/12	122,548	61,274	59.780	9/4/22	RSU		11,327	1,013,087	PSU		37,547	3,358,204
	9/24/12	—	—	—	—	RSU	(6)	65,104	5,822,902	PSU	(7)	151,055	13,510,359
	9/4/13	39,079	78,160	67.310	9/4/23	RSU		27,860	2,456,695	PSU		41,790	3,685,042
	9/3/14	0	127,919	76.230	9/3/24	RSU		40,994	3,582,056	PSU		61,491	5,373,084
Tracey T.	9/4/12	73,908	36,954	59.780	9/4/22	RSU		10,037	897,709	PSU		12,015	1,074,622
Travis	9/4/13	14,330	28,660	67.310	9/4/23	RSU		10,216	900,847	PSU		15,323	1,351,182
	9/3/14	0	45,848	76.230	9/3/24	RSU		14,692	1,283,787	PSU		22,038	1,925,680
John	9/4/12	0	31,982	59.780	9/4/22	RSU		5,912	528,769	PSU		19,598	1,752,845
Demsey	11/14/12	—	—	—	—	RSU	(6)	26,624	2,381,251
	9/4/13	0	42,020	67.310	9/4/23	RSU		22,468	1,981,228	PSU		22,468	1,981,228
	9/3/14	0	69,913	76.230	9/3/24	RSU		22,406	1,957,836	PSU		33,609	2,936,754
Cedric	9/4/12	55,072	27,536	59.780	9/4/22	RSU		5,090	455,250	PSU		16,873	1,509,121
Prouvé	11/14/12	—	—	—	—	RSU	(6)	13,312	1,190,625
	9/4/13	15,742	31,486	67.310	9/4/23	RSU		11,224	989,732	PSU		16,835	1,484,510
	9/3/14	0	50,568	76.230	9/3/24	RSU		16,205	1,415,993	PSU		24,308	2,124,033

(1)
Stock options become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and on the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below, and stock options expire ten years from the grant date.

(2)
Restricted Stock Units generally vest ratably in thirds from date of grant: the first tranche at 13 months; the second at 25 months; and the third at 37 months. Vesting of RSUs assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" below.

(3)
The amounts represent the sum of (a) the product of (i) $86.66 (which was the closing price of the Class A Common Stock on June 30, 2015, the last trading day of fiscal 2015) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents. As of June 30, 2015, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. Lauder, $30,107; Mr. Freda, $284,341; Ms. Travis, $54,009; Mr. Demsey, $140,734; and Mr. Prouvé, $79,886.

(4)
The amount of shares represents the target level of payout of shares of Class A Common Stock underlying the outstanding PSUs granted on September 4, 2013 (the "fiscal 2014 PSUs") and the maximum level of payout for the PSUs granted on September 3, 2014 (the "fiscal 2015 PSUs"). The amount of shares underlying the outstanding PSU granted on September 4, 2012 (the "fiscal 2013 PSUs") represents payouts in September 2015 at an aggregate payout of 110.5%. Each NEO also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. Lauder, $32,117; Mr. Freda, $104,381; Ms. Travis, $33,402; Mr. Demsey, $54,482; and Mr. Prouvé, $46,907. Payouts, if any, under the fiscal 2014 PSUs and the fiscal 2015 PSUs will be made in early fiscal 2017 and early fiscal 2018, respectively, assuming the performance criteria are achieved.

(5)
The amounts represent the sum of (a) the product of (i) $86.66 (which was the closing price of the Class A Common Stock on June 30, 2015, the last trading day of fiscal 2015) and (ii) the number of shares of Class A Common Stock underlying the PSUs as described below and (b) the dividend equivalents. As of June 30, 2015, the NEOs had dividend equivalents on outstanding fiscal 2014 PSUs and fiscal 2015 PSUs, and for Mr. Freda, the outstanding PSUs awarded on September 24, 2012, with dollar values as follows: Mr. Lauder, $30,628; Mr. Freda, $527,728; Ms. Travis, $39,158; Mr. Demsey, $58,349; and Mr. Prouvé, $43,091.

(6)
For Mr. Freda, represents RSUs that vest ratably in thirds, with the remaining tranches vesting on June 30, 2016, and June 30, 2017. For Mr. Demsey and Mr. Prouvé, represents RSUs that vest on November 16, 2015. The dividend equivalents earned on these outstanding unvested RSUs as of June 30, 2015 are included in note (3) above.

(7)
Represents PSUs with a performance period divided into three tranches, with the first having a three-year performance period ended June 30, 2015, the second a four-year performance period ending June 30, 2016, and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative TSR over the relevant performance period as compared to the S&P 500 Companies. For the performance period ended June 30, 2015, the Company's TSR was ranked at the 52.8th percentile, which resulted in a payout of 42,549 shares of the Company's Class A Common Stock on August 19, 2015. This share amount is 78.43% of the target number of shares (54,253). Under the terms of the grant, upon payout of the shares, dividend equivalents in connection with the shares earned by Mr. Freda were paid out in cash in the amount of $118,286. The number of shares underlying the remaining tranches of these PSUs represents the target level of payout; dividend equivalents on these PSUs are included in note (5) above.

Option Exercises and Stock Vested in Fiscal 2015

        The following table sets forth information on exercises of stock options and vesting of RSUs, PSUs, and the MSU for each NEO during fiscal 2015, including: (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2015; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs during fiscal 2015, payout of PSUs on September 3, 2014, and payout of the MSU on August 19, 2014; and (iv) the aggregate dollar value realized upon the vesting of such RSUs and the payouts of such PSUs and the MSU.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)

William P. Lauder	—		—	32,843	(4)	$2,560,660
Fabrizio Freda	150,000	(5)	$9,072,750	437,154	(6)	34,787,260
Tracey T. Travis	—		—	15,144	(7)	1,163,288
John Demsey	84,695	(8)	2,034,024	47,253	(9)	3,680,591
Cedric Prouvé	189,812	(10)	8,077,535	42,190	(11)	2,018,297

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout in fiscal 2015 of a portion of the RSUs granted in September 2011, September 2012, and September 2013. Also represents the vesting and payout in September 2014 of the PSUs granted in September 2011 and the payout in August 2014 of the MSU granted in February 2011.

(3)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the dividend equivalent rights attached to the RSUs, PSUs, and the MSU, which were payable in cash at the time of the payouts of the shares.

(4)
Includes 16,491 shares withheld from Mr. Lauder to satisfy taxes at a value of $1,248,703.

(5)
The options exercised by Mr. Freda had an exercise price of $26.415 per share and were granted in September 2008.

(6)
Includes 242,148 shares withheld from Mr. Freda to satisfy taxes at a value of $18,696,454.

(7)
Includes 7,811 shares withheld from Ms. Travis to satisfy taxes at a value of $587,231.

(8)
The options exercised by Mr. Demsey had exercise prices ranging from $49.09 to $67.31 per share and were granted in September 2011, September 2012, and September 2013.

(9)
Includes 26,380 shares withheld from Mr. Demsey to satisfy taxes at a value of $1,998,628.

(10)
The options exercised by Mr. Prouvé had exercise prices ranging from $29.04 to $49.09 per share and were granted in September 2010 and September 2011.

(11)
Includes 21,759 shares withheld from Mr. Prouvé to satisfy taxes at a value of $1,649,260.

Pension Benefits

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and nonqualified defined benefit pension plans. These plans include The Estee Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), which is a qualified plan, and The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), which is a nonqualified plan. The Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4, or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007, and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he or she would be entitled to a retirement benefit, computed in each case as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2015.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William P. Lauder	RGA Plan	29	$441,528	$0
	Restoration Plan		3,823,413	0
Fabrizio Freda	RGA Plan	7	64,141	0
	Restoration Plan		1,105,541	0
	Employment Agreement		2,745,365	0
Tracey T. Travis	RGA Plan	2	15,554	0
	Restoration Plan		56,716	0
John Demsey	RGA Plan	24	384,533	0
	Restoration Plan		2,401,169	0
Cedric Prouvé	RGA Plan	22	250,981	0
	Restoration Plan		1,749,900	0

(1)
Service shown is allocation service as of June 30, 2015 and is used to determine the level of annual credits for calendar 2015.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 65). The present values for the RGA Plan also reflect the assumption that 85% of benefits are payable as a one-time lump sum, and 15% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present values of accumulated benefits under the RGA Plan were calculated using a 4.4% discount rate and, for annuities, the RP-2014 mortality table projected generationally using scale MP-2014, and present values under the Restoration Plans were calculated using a 3.7% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2015, as disclosed in Note 13 to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Nonqualified Deferred Compensation in Fiscal 2015 and at June 30, 2015

        Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2015. Mr. Lauder is the only NEO who has deferred a portion of his compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

William P. Lauder	—	—	$212,438	—	$6,696,342	(2)
Fabrizio Freda	—	—	—	—	—
Tracey T. Travis	—	—	—	—	—
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—

(1)
Pursuant to their employment agreements, deferred compensation accounts of the NEOs who elect to (or were in the past required to) defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2015, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 3.00%.

(2)
Includes salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,894,000, and interest thereon of $1,503,706; and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500, and interest thereon of $535,136.

Potential Payments upon Termination of Employment or Change of Control

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his or her employment agreement, including after a "change of control" (as defined below) of our Company. The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on June 30, 2015.

        Termination of Employment Upon Permanent Disability. We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance, and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code ("Section 409A")). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive's continued participation in all qualified and nonqualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the twelve-month period beginning July 1 during the term of the employment agreement. "Permanent Disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging responsibilities under his or her employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

        Termination of Employment Upon Death. In the event of an executive officer's death during the term of employment, the executive's beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which the death occurred pro-rated to the date of death;

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of death; and

  •
  base salary in effect at the time of death for a period of one year from the date of death.

        Termination of Employment Other than for Cause, Death, or Disability; Termination for Material Breach.  We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 90 days' prior written notice. In the event of our termination of the executive's employment (other than for cause, disability, or death) or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which the executive is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to the executive's Pension Replacement Payment during such period.

        For purposes of the employment agreements, "material breach" is a material reduction in the executive's authority, functions, duties, or responsibilities, a material reduction in the executive's target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.

        Termination of Employment Following a Change of Control. In the event the executive terminates employment for "good reason" (as defined below) within two years of a "change of control" (as defined below) of our Company, the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the employment agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his or her position, the executive's position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed his or her services prior to the change of control, or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his/her nomination or selection.

        Termination for Cause. In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including material breach of, or willful refusal to perform duties under the agreements (other than because of disability or death), failure to follow a lawful directive of the Chief Executive Officer (or Executive Chairman) or the Board of Directors that is within the scope of the executive's duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance, or conviction of, entry of a guilty plea or no contest for, a felony.

        Voluntary Termination. The executive may terminate employment for any reason at any time upon 90 days' prior written notice, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in the executive's employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Subcommittee.

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax on Parachute Payments. Under the employment agreements of the Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive to the extent necessary (but not below zero) to eliminate the excise tax.

        Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded Benefits (as defined in the plan), including stock options, stock appreciation rights, stock awards, RSUs, and PSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs or PSUs are subject to the executive neither competing with, nor taking employment with or rendering service to one of our competitors, nor conducting himself or herself in a manner adversely affecting us.

        Permanent Disability. Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. RSUs will vest pro rata for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment Upon Death. Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was employed or was receiving salary continuation payments during the applicable period. The executive will also be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Upon Retirement. Upon an executive's meeting the eligibility conditions for retirement under the terms of our RGA Plan, (i) stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term; (ii) RSUs will continue to vest and be paid in accordance with the vesting schedule, except for the RSUs granted to Mr. Demsey and Mr. Prouvé in November 2012 and to Mr. Freda on September 24, 2012 (all of which are not eligible for continued vesting and therefore would be forfeited); and (iii) PSUs will continue to vest and be paid as if the executive had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives, except for the PSUs granted to Mr. Freda on September 24, 2012 (which are not eligible for continued vesting and therefore would be forfeited). In order to be retirement eligible, the executive must be at least 55 years old and have been employed by the Company for approximately ten years. As of June 30, 2015, Mr. Lauder, Mr. Demsey and Mr. Prouvé were the NEOs who were retirement eligible.

        Termination of Employment by Us Other than for Cause, Death, or Disability. Upon termination of an executive's employment by us without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. For Mr. Freda, upon termination of employment by us without "cause" (as defined in the Option Award Agreement), stock options will be exercisable until the close of business on the date of the tenth anniversary of the award date. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Voluntary Termination; Termination of Employment for Cause. For executives who are not retirement eligible, upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive or termination of employment for cause during the applicable employment period, RSUs and PSUs are forfeited.

        Effect of Change in Control. Upon a "change in control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Subcommittee, which administers the plan, may accelerate the exercisability or vesting of stock options granted prior to fiscal 2011. Each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. Beginning in fiscal 2011, if stock options are assumed by an acquirer, then exercisability will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." PSUs in respect of the performance period that has not ended will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control.

        Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or such officer's estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on June 30, 2015, the last day of our most recent fiscal year. For equity awards, we used the closing stock price on June 30, 2015, the last trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination.

  •
  A Named Executive Officer is entitled to receive amounts earned during the term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive

    Officers at June 30, 2015 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 30, 2015 of $86.66. The value of PSUs was computed at target in the event of death and at maximum in the event of all other applicable termination events.

  •
  A Named Executive Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan, and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  The change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "double trigger" payment events (i.e. payment is triggered as a result of a change of control and the executive's discontinued employment). Based upon the unvested stock options and RSUs held by each of the Named Executive Officers as of June 30, 2015, if a change of control had occurred on that date, and such Named Executive Officer's employment had been discontinued, other than voluntarily by such person, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder, $3,305,571; Mr. Freda, $17,368,375; Ms. Travis, $5,108,432; Mr. Demsey, $8,590,660; and Mr. Prouvé, $5,928,446. The change in control provisions for PSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "single trigger" payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested PSUs with a "single trigger" held by each of the Named Executive Officers as of June 30, 2015, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder, $4,473,312; Mr. Freda, $28,969,673; Ms. Travis, $5,411,264; Mr. Demsey, $8,287,969; and Mr. Prouvé, $6,399,376.

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)

William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	1,657,213	1,657,213
Options	1,310,709	1,310,709	1,310,709	1,310,709	1,310,709	1,310,709
PSUs	4,473,312	4,473,312	4,473,312	4,473,312	4,473,312	4,473,312
RSUs	1,994,862	1,994,862	1,994,862	1,994,862	1,994,862	1,994,862
Continued Health Care Benefits(1)	0	0	0	28,161	56,323	56,323
Continued Participation in Pension and Retirement Plans(2)	0	0	0	86,798	259,021	259,021
Other Benefits and Perquisites(3)	0	0	5,000	36,798	73,596	93,596
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$7,778,883	$7,778,883	$9,283,883	$9,430,640	$12,825,036	$12,845,036

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)

Fabrizio Freda
Base Salary	$0	$0	$1,800,000	$1,800,000	$3,600,000	$3,600,000
Bonus	0	0	0	0	2,343,738	2,343,728
Options	0	0	4,493,636	4,493,636	4,493,636	4,493,636
PSUs	0	0	19,468,468	23,923,502	24,024,593	28,969,673
RSUs	0	0	8,976,934	8,976,934	11,429,348	12,874,739
Continued Health Care Benefits(1)	0	0	0	28,161	56,323	56,323
Continued Participation in Pension and Retirement Plans(2)	0	0	0	485,000	970,000	970,000
Other Benefits and Perquisites(3)	0	0	5,000	53,935	107,870	127,870
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$34,744,038	$39,761,168	$47,025,508	$53,435,969

Tracey T. Travis
Base Salary	$0	$0	$850,000	$850,000	$1,700,000	$1,700,000
Bonus	0	0	0	0	528,675	528,675
Options	0	0	2,026,089	2,026,089	2,026,089	2,026,089
PSUs	0	0	3,179,521	4,769,371	4,769,371	5,411,264
RSUs	0	0	2,115,084	2,115,084	2,564,324	3,082,343
Continued Health Care Benefits(1)	0	0	0	17,379	34,759	34,759
Continued Participation in Pension and Retirement Plans(2)	0	0	0	38,202	93,330	93,330
Other Benefits and Perquisites(3)	0	0	5,000	25,844	51,688	71,688
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$8,175,694	$9,841,969	$11,768,236	$12,948,148

John Demsey
Base Salary	$0	$0	$1,040,000	$1,040,000	$2,080,000	$2,080,000
Bonus	0	0	0	0	1,633,913	1,633,913
Options	2,401,956	2,401,956	2,401,956	2,401,956	2,401,956	2,401,956
PSUs	8,287,969	8,287,969	8,287,969	8,287,969	8,287,969	8,287,969
RSUs	3,807,454	3,807,454	6,188,704	6,188,704	6,188,704	6,188,704
Continued Health Care Benefits(1)	0	0	0	20,455	40,909	40,909
Continued Participation in Pension and Retirement Plans(2)	0	0	0	63,777	211,177	211,177
Other Benefits and Perquisites(3)	0	0	5,000	32,500	65,000	85,000
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$14,497,379	$14,497,379	$17,923,629	$18,035,361	$20,909,628	$20,929,628

Cedric Prouvé
Base Salary	$0	$0	$1,030,000	$1,030,000	$2,060,000	$2,060,000
Bonus	0	0	0	0	1,311,263	1,311,263
Options	1,876,846	1,876,846	1,876,846	1,876,846	1,876,846	1,876,846
PSUs	6,399,376	6,399,376	6,399,376	6,399,376	6,399,376	6,399,376
RSUs	4,051,600	4,051,600	4,051,600	4,051,600	4,051,600	4,051,600
Continued Health Care Benefits(1)	0	0	0	28,471	56,941	56,941
Continued Participation in Pension and Retirement Plans(2)	0	0	0	63,529	194,968	194,968
Other Benefits and Perquisites(3)	0	0	5,000	62,390	124,780	144,780
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$12,327,822	$12,327,822	$13,362,822	$13,512,212	$16,075,774	$16,095,774

(1)
Includes payments under the medical, health, and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer's position.

(2)
Represents cash equivalent of continued participation in the RGA Plan and the Restoration Plan and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach, or good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death, and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2015 with management;

2.
discussed with KPMG LLP the matters required by PCAOB Auditing Standard No. 16; and

3.
received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed KPMG LLP's independence with representatives of KPMG LLP.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2015 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the Securities and Exchange Commission.

    Audit Committee
    Irvine O. Hockaday, Jr. (Chair)
    Paul J. Fribourg
    Mellody Hobson
    Richard F. Zannino

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        As set forth in its charter, the Audit Committee of the Board of Directors has sole authority to appoint, retain, or terminate the Company's independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of KPMG LLP, a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2016, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2015 and provided an opinion thereon.

        The Audit Committee and management consider KPMG LLP to be well qualified, and believe that the continued retention of KPMG LLP is in the best interest of the Company and its stockholders. The Audit Committee Chair is directly involved in the selection of KPMG LLP's lead engagement partner. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2015 and 2014, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2015	Fiscal 2014
	(in thousands)

Audit Fees(1)	$7,083	$6,496
Audit-Related Fees(2)	246	191
Tax Fees(3)	1,899	2,139
All Other Fees	—	—

Total	$9,228	$8,826

    (1)
    Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, consents and comfort letters related to registration statements, and review of the quarterly financial statements for each fiscal year.

    (2)
    Represents fees paid for professional services rendered in connection with the audits of certain Company employee benefit plans and other audit-related services.

    (3)
    Represents fees paid for tax compliance services, tax planning, and related tax services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee. The Chair of the Audit Committee may approve permitted non-audit services and certain audit services in between committee meetings, which services are subsequently reported to and approved by the committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG LLP provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Audit Committee and reported to and ratified by the committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2015, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2016. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Item 3)

        As we discussed in the "Compensation Discussion and Analysis" above, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. Our overall goal is to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis.

        As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders.

        The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

Equity Compensation Plan Information as of June 30, 2015

        The following table summarizes the equity compensation plans under which our securities may be issued as of June 30, 2015, and does not include grants made or cancelled and options exercised after such date. The securities that may be issued consist solely of shares of our Class A Common Stock, and all plans were approved by stockholders of the Company.

Equity Compensation Plan Information as of June 30, 2015

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders(1)	17,457,395	(2)	$47.73	(3)	11,124,820	(4)

(1)
Includes the Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Plan") and the Non-Employee Director Share Incentive Plan (the "Director Share Plan").

(2)
Consists of 13,437,131 shares issuable upon exercise of outstanding options; 2,592,073 shares issuable upon conversion of outstanding Restricted Stock Units; 1,101,735 shares issuable upon conversion of outstanding Performance Share Units ("PSUs"), assuming maximum payout for PSUs not vested as of June 30, 2015; 110,296 shares issuable upon conversion of stock units; and 216,160 shares issuable upon conversion of PSUs based on total stockholder return, assuming maximum payout for those PSUs not vested as of June 30, 2015.

(3)
Calculated based upon outstanding options in respect of 13,437,131 shares of our Class A Common Stock.

(4)
The Share Plan authorizes the grant of shares and benefits including stock options. As of June 30, 2015, there were 11,030,369 shares of Class A Common Stock available for issuance under the Share Plan. Shares underlying grants cancelled or forfeited under prior plans or agreements may be used for grants under the Share Plan. The Director Share Plan currently provides for an annual grant of options and stock units to non-employee directors. As of June 30, 2015, there were 94,451 shares available for issuance under the Director Share Plan.

        If all of the outstanding options, warrants, rights, stock units, and share units, as well as the securities available for future issuance, included in the first and third columns in the table above were converted to shares of Class A Common Stock as of June 30, 2015, the total shares of Common Stock outstanding (i.e. Class A plus Class B) would increase 8% to 403,464,579. Of the outstanding options to purchase 13,437,131 shares of Class A Common Stock, all such shares are exercisable at a price less than $86.66, the closing price on June 30, 2015. Assuming the exercise of only in-the-money options, the total shares outstanding would increase by 4% to 388,319,495.

APPROVAL OF THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002
SHARE INCENTIVE PLAN
(Item 4)

Background

        The Board of Directors (the "Board") is proposing for stockholder approval amendments to The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Plan"). For the past 14 years, the Company has used the Share Plan as a means of attracting, retaining, motivating and rewarding officers and other employees and further aligning their interests with those of the Company's other stockholders. As of September 8, 2015, there were approximately 6.4 million shares of Class A Common Stock remaining available for issuance under the Share Plan. The Company's stockholders last approved amendments to the Share Plan at the 2010 Annual Meeting, and this plan was also amended by the Stock Plan Subcommittee in May 2012.

        In May 2015, the Stock Plan Subcommittee adopted amendments to the Share Plan, which are reflected in the text of the plan that is attached to this Proxy Statement as Appendix B, subject to stockholder approval at the 2015 Annual Meeting. In August 2015, the Board ratified the actions of the Stock Plan Subcommittee and recommended that stockholders approve the proposed amendments to the Share Plan. These amendments to the Share Plan principally serve to:

  •
  increase by 10,000,000 the aggregate number of shares of Class A Common Stock available for issuance under the plan (see Section 5(a) of the Share Plan);

  •
  decrease the limit on the number of shares that may be issued without a minimum vesting period to 5% of the remaining available shares (see Section 5(d) of the Share Plan);

  •
  add "cash flows" to the list of business criteria that may underlie performance-based awards, and to modify three items in such existing criteria ("net operating profit" is clarified as "net operating profit and/or margin," "operating margin" is clarified as "operating income and/or margin," and "gross margin" is clarified as "gross income and/or margin"). These clarifications simply recognize additional combinations of existing criteria. In addition, "acquisitions" is added to the non-exclusive list of events or occurrences that were not budgeted or planned for in setting the performance goals and that may excluded or adjusted for in connection with the measurement of performance against goals (see Section 11 of the Share Plan);

  •
  require stockholder approval for buyouts of Stock Options or Stock Appreciation Rights under the plan (see Section 21 of the Share Plan); and

  •
  impose a limit of 24,000 shares for the number of shares of Class A Common Stock that may be granted under the plan to any non-employee director of the Company in any fiscal year (see Section 5(c) of the Share Plan).

        Approval of the Share Plan would extend the term of the plan from November 9, 2020 to until 10 years after date on which stockholders approve these amendments (see Sections 21 and 25 of the Share Plan). The stockholder vote is scheduled to take place at the 2015 Annual Meeting on November 12, 2015. Approval of the Share Plan is intended to constitute approval of the material terms of the performance goals under the Share Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Summary

        The following summary describes the material features of the Share Plan but is not intended to be complete and is qualified in its entirety by reference to the text of the plan, which is attached to this Proxy Statement as Appendix B. All share amounts in this summary and the Share Plan have been adjusted to reflect the Company's 2:1 stock split on January 20, 2012 (the "2012 Stock Split").

Shares Available and Historical Annual Share Usage

        As of September 8, 2015, there were approximately 6.4 million shares of Class A Common Stock remaining available for issuance under the Share Plan. The Company is requesting stockholder approval to increase by 10,000,000 the aggregate number of shares of Class A Common Stock available for issuance under this plan. Assuming approval, this would bring the aggregate number of shares under the plan, subject to certain adjustments, to a maximum of 74,000,000 (the "Maximum Aggregate Share Amount"), which includes an adjustment for the 2012 Stock Split. In addition, any shares of Class A Common Stock subject to a stock option or stock appreciation right that for any reason is cancelled or terminated without having been exercised, any shares subject to stock awards, performance awards or stock units that are forfeited, any shares subject to performance awards settled in cash or any shares delivered to the Company as part or full payment for the exercise of a stock option or stock appreciation right, shall again be available for Benefits (as defined below) under the Share Plan.

        The Share Plan also has certain additional aggregate and individual maximums. The aggregate number of shares of Class A Common Stock that may be delivered through stock options shall be equal to the Maximum Aggregate Share Amount. The number of shares of Class A Common Stock with respect to which Benefits (including stock options and stock appreciation rights) may be granted to an individual participant under the Share Plan may not exceed 4,000,000 (as adjusted for the 2012 Stock Split) in any fiscal year, further limited to 24,000 shares in the case of any non-employee director of the Company. The most shares of Class A Common Stock underlying Benefits granted to any individual in fiscal 2015 was 209,907, which were pursuant to grants made in early September 2014 to the President and Chief Executive Officer. Such Benefits were comprised of options in respect of 127,919 shares, restricted stock units in respect of 40,994 shares and performance share units with a target payout of 40,994 shares. In early September 2015 (i.e. in fiscal 2016), the President and Chief Executive Officer was granted 624,622 shares of Class A Common Stock underlying the following Benefits: options in respect of 148,258 shares, restricted stock units in respect of 44,258 shares and performance share units with target payouts of 432,106 shares.

Information about Burn Rate

        The following table sets forth information regarding equity awards granted, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years under the Share Plan. The burn rate for each fiscal year is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) all stocks options granted, (b) all Restricted Stock Units ("RSUs") granted, (c) all Performance Share Units ("PSUs") vested, and (d) all Market Share Units ("MSUs") vested, divided by (2) the weighted average number of shares of Common Stock (both Class A and Class B) outstanding at the end of such year. For additional information regarding these types of equity grants, see "Compensation Discussion and Analysis" above.

	Year Ended June 30
	2015	2014	2013

Equity Awards Outstanding at Fiscal Year End
Stock Options	2,128,262	1,826,781	3,194,714
RSUs	1,434,001	1,313,058	1,425,044
PSUs	318,727	377,308	548,781
MSUs	0	320,000	0
Total Equity Awards	3,880,990	3,837,147	5,168,539
Weighted Average Common Stock Outstanding	379,346,332	386,233,223	387,637,865	3-Year Average
Burn Rate	1.02%	0.99%	1.33%	1.12%

Information about Dilution

        The following table sets forth information about the dilution from outstanding equity awards based on shares of Class A Common Stock available for issuance under the Share Plan, and under the Share Plan if amended as proposed. Dilution is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) outstanding equity awards and (b) shares available under the Share Plan, divided by (2) the total outstanding Common Stock (both Class A and Class B). These calculations are based on our outstanding Common Stock (370,881,417 shares) and outstanding equity awards (21,657,171 shares) as of September 8, 2015.

	Share Amounts

Equity Awards Outstanding as of September 8, 2015
Stock Options	15,732,233
RSUs	4,121,784
PSUs (at maximum)	1,803,154
MSUs	—
Total Equity Awards Outstanding	21,657,171
Shares Available for Grant	6,397,036	Dilution Rate
Total of Equity Awards Outstanding and Shares Available for Grant	28,054,207	7.56%
Additional Shares Requested	10,000,000	2.70%
Total of Equity Awards Outstanding, Shares Available for Grant, and Additional Shares Requested	38,054,207	10.26%

Administration

        The Share Plan provides for administration by a committee of the Board of Directors of the Company appointed from among its members, which is comprised, unless otherwise determined by the

Board, solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) "outside directors" within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code. The Board has determined that the Stock Plan Subcommittee (the "Subcommittee") shall administer the Share Plan. References to the Subcommittee below shall include any subsequent committee authorized by the Board to administer the Share Plan.

        The Subcommittee is authorized, subject to the provisions of the Share Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Share Plan and to make such determinations and interpretations and to take such action in connection with the Share Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Subcommittee's powers are the authority to select officers and other employees of the Company and its subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Subcommittee also has the power to modify or waive restrictions on Benefits, to amend Benefits, to grant extensions and accelerations of Benefits or to cancel Benefits. The Subcommittee may determine the extent to which any Benefit under the Share Plan is required to comply, or not comply with, Section 409A of the Code, relating to deferrals.

        The Share Plan also provides that the Board may reserve to a committee comprised of one or more members of the Board, whether or not such member(s) serve on the Subcommittee, the authority and responsibility of the Subcommittee under the Share Plan (other than with respect to Sections 13 and 21 of such plan) with respect to Benefits granted other than to (i) executive officers of the Company, (ii) members of the Board, (iii) any individual who is a "covered employee" within the meaning of Section 162(m)(3) of the Code, or (iv) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act.

Eligibility for Participation

        Officers, directors, and employees of the Company or any of its subsidiaries and affiliates are eligible to participate in the Share Plan. The selection of participants from this group is within the discretion of the Subcommittee. The estimated number of officers, directors, and employees who are currently eligible to participate in the Share Plan is less than 5,000. Equity grants to non-employee directors of the Company are currently made under The Estée Lauder Companies Inc. Non-Employee Director Share Incentive Plan. At present, the Company does not intend to use the Share Plan for grants to non-employee directors.

Types of Benefits

        The Share Plan provides for the grant of any or all of the following types of benefits (collectively, "Benefits"): (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) stock units. Benefits may be granted singly, in combination, or in tandem as determined by the Subcommittee. Stock awards, performance awards and stock units may, as determined by the Subcommittee in its discretion, constitute Performance-Based Awards, as described below. The Subcommittee currently expects that the majority of awards to be granted under the Share Plan will be in the form of stock options, performance awards (including performance-based awards) or stock units.

Stock Options

        Under the Share Plan, the Subcommittee may grant awards in the form of options to purchase shares of Class A Common Stock. Options may either be incentive stock options, qualifying for special tax treatment, or non-qualified options. The Subcommittee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option. The exercise price will not be less than 100% of the fair market value of the Class A Common Stock (generally the closing price on the New York Stock Exchange) on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Subcommittee, by the delivery of shares of Class A Common Stock then owned by the participant, by the withholding of shares of Class A Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Subcommittee, payment also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Subcommittee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Share Plan. In determining which methods a participant may utilize to pay the exercise price, the Subcommittee may consider such factors as it determines are appropriate. No stock option is exercisable later than ten years after the date it is granted except in the event of a participant's death, in which case, the exercise period may be extended but not longer than one year after the participant's death. The exercise of any option which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (a) competes with or takes employment with or renders services to a competitor of the Company, its subsidiaries or affiliates without the consent of the Company nor (b) conducts himself or herself in a manner adversely affecting the Company.

Stock Appreciation Rights ("SARs")

        The Share Plan authorizes the Subcommittee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Class A Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Class A Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Class A Common Stock on the date the right is granted, all as determined by the Subcommittee. SARs granted under the Share Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Subcommittee shall impose from time to time.

Stock Awards

        The Subcommittee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Subcommittee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award will specify whether the participant will have, with respect to the shares of Class A Common Stock subject to a Stock Award, all of the rights of a holder of shares of Class A Common Stock, including the right to receive dividends and to vote the shares.

Performance Awards

        The Share Plan allows for the grant of performance awards which may take the form of shares of Class A Common Stock or stock units, or any combination thereof. Such awards may, but need not, be Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Subcommittee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Subcommittee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Subcommittee. The participant may elect to defer, or the Subcommittee may require the deferral of, the receipt of performance awards upon such terms as the Subcommittee deems appropriate.

Stock Units

        The Subcommittee may, in its discretion, grant Stock Units to participants. Such Stock Units may, but need not, be Performance-Based Awards. A "Stock Unit" is a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by a Benefit Agreement which shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions under which the Stock Unit may be forfeited and such other provisions as the Subcommittee shall determine. The Subcommittee shall also determine whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the Share Plan). Any deferral feature must comply with the requirements of Section 409A of the Code and the regulations thereunder.

Performance-Based Awards

        Certain Benefits granted under the Share Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Subcommittee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon achievement of goals in one or more of the following business criteria: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders; and (xvi) cash flows. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes. With respect to Performance-Based Awards, the Subcommittee shall establish in writing (x) the performance goals applicable to a given period, specifying by an objective formula or standard the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after one quarter of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, any participant for a given fiscal period until the Subcommittee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Minimum Vesting

        For all Stock Awards, Performance Awards or Stock Units (collectively, "Share Awards") granted, except in certain circumstances, (i) Share Awards granted as to which vesting is based solely on continuation of service will vest over a minimum period of three years from the date of grant, (ii) Share Awards granted that do not exceed 600 shares of Class A Common Stock (as adjusted for the 2012 Stock Split) per participant as to which vesting is based solely on continuation of service will vest over a minimum period of one year, and (iii) Share Awards as to which vesting is based solely or in part on the achievement of one or more performance conditions will vest based on a performance period of no shorter than one year (and if vesting is within one year of the grant date, the grant date must be within the first three months of the performance period). Such minimum vesting provisions have been in effect for Share Awards granted after August 18, 2010.

        Notwithstanding the foregoing, these minimum vesting requirements shall not apply to (x) shares of Class A Common Stock available for issuance under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity ("Assumed Awards") and (y) Share Awards granted after September 8, 2015 involving an aggregate number of shares of Class A Common Stock not in excess of 5% of the Remaining Available Shares (as defined below). "Remaining Available Shares" means 16,388,737 which equals (i) the shares of Class A Common Stock remaining available for issuance under the Share Plan as of September 8, 2015 plus (ii) 10,000,000 shares of Class A Common Stock (which is the increase in the aggregate number of shares of Class A Common Stock available for issuance under the Share Plan that stockholders are being asked to approve at the 2015 Annual Meeting).

Other Terms

        The Share Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Subcommittee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Except with respect to incentive stock options, the Subcommittee may permit a Benefit to be transferred by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such person.

        Upon the grant of any Benefit under the Share Plan, the Subcommittee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Share Plan. No Benefit may be granted more than ten years after the date the Share Plan is approved by the stockholders of the Company (the vote for such approval is scheduled to take place at the 2015 Annual Meeting on November 12, 2015). The Subcommittee reserves the right to amend, suspend or terminate the Share Plan at any time. However, no amendment may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any incentive stock options granted under the plan; (ii) increase the aggregate number of shares of Class A Common Stock that may be delivered through Stock Options under the plan; (iii) increase the maximum amount which can be paid to an individual participant under the plan; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the plan; (v) modify the requirements as to eligibility for participation in the plan; (vi) allow for the repricing of Stock Options or SARs for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed; or (vii) allow for the repurchasing of Stock Options or SARS for cash or otherwise. The Subcommittee may amend the terms of any outstanding Benefit or any provision of the plan as the Subcommittee deems necessary in its sole discretion and without a participant's prior consent to ensure compliance with Section 409A of the Code.

        The Share Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, distribution (other than normal cash dividends) to stockholders or any extraordinary dividend or distribution of cash or other assets to stockholders of the Company.

        In the event of a Change in Control (as defined below), the Subcommittee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, (i) accelerating the exercisability or vesting of such Benefits or, (ii) if such Benefits are assumed by an acquirer, accelerating the exercisability or vesting on a termination of employment following a Change in Control, or such other actions provided in an agreement approved by the Board of Directors in connection with a Change in Control and such Benefits shall be subject to the terms of such agreement as the Subcommittee, in its discretion, shall determine. The Subcommittee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price or purchase price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Subcommittee, in its discretion, shall determine. For purposes of the Share Plan, a "Change in Control" of the Company will be deemed to have occurred upon any of the following events:

          (i) On or after the date there are no shares of Class B Common Stock, par value $.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company or any member of the Lauder family or any family-controlled entities) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

          (ii) During any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority thereof or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

          (iii) Consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

          (iv) Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of the Company's common stock outstanding immediately before the effectiveness of that consolidation or merger are changed into or exchanged for common stock of the subsidiary) or (B) in which all shares of the Company's common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.

        Notwithstanding the foregoing, (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change in Control of the Company, and (B) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change in Control of the Company.

        "Continuing Directors" means (x) the directors of the Company in office on the date on which stockholders approve the amendments to the Share Plan and (y) any successor to any such director and any additional director who after such date was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

        The Subcommittee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Subcommittee as necessary to comply with applicable foreign laws. The Subcommittee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

Certain Federal Income Tax Consequences

        The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

Incentive Stock Options

        Incentive stock options ("ISOs") granted under the Share Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If the federal "alternative minimum tax" does apply, the amount by which the fair market value at the time of exercise of the purchased shares of Class A Common Stock exceeds the exercise price paid for those shares will constitute an adjustment to the holder's income for purposes of such alternative minimum tax. If an employee exercises an ISO after the requisite periods referred to in clause (ii) above, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights." Further, if after exercising an ISO, an employee disposes of the Class A Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Class A Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a "disqualifying disposition" – the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale. An employee who exercises an ISO by delivering Class A Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Class A Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares. The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Class A Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

Non-Qualified Stock Options and Stock Appreciation Rights

        Non-qualified stock options ("NSOs") granted under the Share Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Class A Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise of an NSO or SAR (the "Deferral Period")) for any individual who is an executive officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company. Absent a Section 83(b) election (as described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, the Company may satisfy the liability in whole or in part by withholding shares of Class A Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If an individual exercises an NSO by delivering shares of Class A Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

        If the Subcommittee permits an individual to transfer an NSO to a member or members of the individual's immediate family or to a trust for the benefit of such persons or other entity owned by such persons and such individual makes such a transfer and such transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors) then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's per donee annual exclusion, by his or her lifetime gift tax credit or by the marital deduction. The amount of the individual's gift is the value of the NSO at the time of the gift. If the transfer of the NSO constitutes a completed gift, the NSO generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the NSO will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the NSO while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the NSO. If the transferee exercises the NSO after the death of the transferor, it is uncertain which of the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

Other Awards

        With respect to other Benefits under the Share Plan that are settled either in cash or in shares of Class A Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Class A Common Stock received. With respect to Benefits under the Share Plan that are settled in shares of Class A Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture – absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election") – an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Class A Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Class A Common Stock or other property under the Share Plan will be subject to both wage withholding and other employment taxes. Thereafter, any further gain or loss recognized upon the ultimate sale or disposition of the award is treated as capital gain or loss. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, if any, and at the same time such ordinary income is recognized, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

Dividends and Dividend Equivalents

        To the extent Benefits under the Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Share Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents when such individual receives such dividends.

Change in Control

        In general, if the total amount of payments to an individual that are contingent upon a "change in ownership or control" of the Company (as defined in Section 280G of the Code), which could include payments under the Share Plan that vest upon a Change in Control, equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

Certain Limitations on Deductibility of Executive Compensation

        With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that stockholders in a separate vote have approved such compensation and certain other requirements are met. Stockholder approval of the Share Plan is intended to also constitute approval of the material terms of the performance goals under the Share Plan for purposes of Section 162(m) of the Code. If the Share Plan is approved by its stockholders, the Company believes that stock options, SARs and Performance-Based Awards granted under the Share Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code provided that such grants are made by the Subcommittee, consisting solely of not less than two "outside directors" within the meaning of Section 162(m) of the Code. However, nothing in this proposal precludes the grant of awards that do not qualify for tax deductibility under Section 162(m) of the Code nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the IRS.

Internal Revenue Code Section 409A

        Awards of NSOs, SARs, or other Benefits under the Share Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year that they vest. It is the intent of the Company that awards under the Share Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A. However, neither the Subcommittee nor the Company is obligated to ensure that awards comply with Code Section 409A or to take any action to ensure such compliance.

New Plan Benefits under the Share Plan

        Future awards under the Share Plan will be granted at the discretion of the Stock Plan Subcommittee. Consequently, the type, number, recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the "Summary Compensation Table," the "Grants of Plan-Based Awards in 2015" and the "Outstanding Equity Awards at June 30, 2015" found elsewhere in this Proxy Statement.

Other Information

        The closing price of a share of Class A Common Stock on September 14, 2015 was $76.38 per share. Approval of the Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 2015 Annual Meeting of Stockholders. If stockholders do not approve the amendments to the Share Plan, the Company will reconsider the alternatives available with respect to the compensation of officers, directors and key employees of the Company.

        As of September 8, 2015, Benefits have been granted to the following individuals or groups of individuals under the Share Plan (since its inception in November 2001):

Name of Individual or Group (Position)	Shares of Class A Common Stock Underlying Options, RSUs, PSUs, and MSUs (Granted since November 2001)(1)

William P. Lauder, Executive Chairman	3,643,926
Fabrizio Freda, President and Chief Executive Officer	5,343,558
John Demsey, Group President	3,496,150
Cedric Prouvé, Group President, International	2,874,113
Tracey T. Travis, Executive Vice President and Chief Financial Officer	386,291
Current Executive Officers (as a group)(2)	17,967,450
Current Directors who are not Executive Officers (as a group)(3)	313,360
Each Nominee for Election as Director
Rose Marie Bravo, CBE	0
Paul J. Fribourg	0
Mellody Hobson	0
Irvine O. Hockaday, Jr.	0
Barry S. Sternlicht	0
All current Employees and Officers who are not Executive Officers (as a group)	35,385,100

(1)
For PSUs and MSUs that were vested on or before September 8, 2015, the total includes the number of shares of Class A Common Stock delivered upon vesting, and for those Benefits that were not vested as of that date, the total includes the target number of shares of Class A Common Stock.

(2)
Includes shares underlying Benefits listed separately for Messrs. W. Lauder, Freda, Demsey, and Prouvé, and Ms. Travis.

(3)
Includes shares underlying Benefits granted to (i) Aerin Lauder when she was an employee of the Company and (ii) Jane Lauder in her capacity as an employee.

        The Board recommends a vote FOR the proposal to approve the Company's Amended and Restated Fiscal 2002 Share Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

APPROVAL OF THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN
(Item 5)

Background

        The Board of Directors (the "Board") is proposing for stockholder approval amendments to The Estée Lauder Companies Inc. Non-Employee Director Share Incentive Plan, which is being amended and restated as described herein (the "Director Share Plan"). For the past 15 years, we have used the Director Share Plan as a means of attracting, retaining, motivating, and rewarding highly competent persons as our non-employee directors to assist in further aligning their interests with those of the Company's other stockholders by providing the directors with opportunities to acquire shares of Class A Common Stock or receive cash payments based on the value of the shares. As of September 8, 2015, there were approximately 94,000 shares of Class A Common Stock available for grant under the Director Share Plan. The Company's stockholders last approved amendments to the Director Share Plan at the 2007 Annual Meeting, and this plan was also amended by the Board in July 2011.

        In August 2015, the Board approved amendments to the Director Share Plan, which are reflected in the text of the plan that is attached to this Proxy Statement as Appendix C, subject to stockholder approval at the 2015 Annual Meeting. The Board recommends that stockholders approve the proposed amendments to the Director Share Plan, which would principally serve to increase by 600,000 shares (to 1,800,000 shares) the aggregate number of shares of Class A Common Stock that may be delivered under the plan (see Section 5(a) of the Director Share Plan). In addition, the proposed plan amendments would add clarifying information regarding compliance with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (see Section 18 of the Director Share Plan).

Summary

        The following summary describes the material features of the Director Share Plan but is not intended to be complete, and is qualified in its entirety by reference to the text of the Director Share Plan, which is attached to this Proxy Statement as Appendix C. All share amounts in this summary and the Director Share Plan have been adjusted to reflect the Company's 2:1 stock split on January 20, 2012 (the "2012 Stock Split").

Shares Available and Historical Annual Share Usage

        As of September 8, 2015, there were approximately 94,000 shares of Class A Common Stock remaining available for issuance under the Director Share Plan. The Company is requesting stockholder approval to increase by 600,000 the aggregate number of shares of Class A Common Stock that may be delivered under this plan. Assuming approval, this would bring the aggregate number of shares under the plan, subject to certain adjustments, to a maximum of 1,800,000, which includes an adjustment for the 2012 Stock Split. In addition, any shares of Class A Common Stock covered by stock options or stock units granted under the Director Share Plan that are forfeited, cancelled, or expired are considered undelivered for the purposes of determining the maximum number of shares of Class A Common Stock available under this plan. If any stock option is exercised by tendering shares of Class A Common Stock to us as full or partial payment in connection with the exercise of a stock option under the Director Share Plan, only the number of shares of Class A Common Stock issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of share of Class A Common Stock available for delivery under this plan.

Information about Burn Rate

        The following table sets forth information regarding equity awards granted, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years under the Director Share Plan. The burn rate for each fiscal year is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) all stocks options granted, (b) all stock units granted, and (c) all stock grants, divided by (2) the weighted average number of shares of Common Stock (both Class A and Class B) outstanding at the end of such year. For additional information regarding equity grants to non-employee directors, see "Director Compensation" above.

	Year Ended June 30
	2015	2014	2013

Equity Awards Outstanding at Fiscal Year End
Stock Options	43,740	38,130	47,360
Stock Units	11,451	11,568	13,620
Stock Grants	0	0	0
Total Equity Awards	55,191	49,698	60,980
Weighted Average Common Stock Outstanding	379,346,332	386,233,223	387,637,865	3-Year Average
Burn Rate	0.01%	0.01%	0.02%	0.01%

Information about Dilution

        The following table sets forth information about the dilution from outstanding equity awards based on shares of Class A Common Stock available for issuance under the Director Share Plan, and under the Director Share Plan if amended as proposed. Dilution is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) outstanding equity awards and (b) shares available under the Director Share Plan, divided by (2) the total outstanding Common Stock (both Class A and Class B). These calculations are based on our outstanding Common Stock (370,881,417 shares) and outstanding equity awards (489,792 shares) as of September 8, 2015.

	Share Amounts

Equity Awards Outstanding as of September 8, 2015
Stock Options	379,496
Stock Units	110,296
Total Equity Awards Outstanding	489,792
Shares Available for Grant	94,451	Dilution Rate
Total of Equity Awards Outstanding and Shares Available for Grant	584,243	0.16%
Additional Shares Requested	600,000	0.16%
Total of Equity Awards Outstanding, Shares Available for Grant, and Additional Shares Requested	1,184,243	0.32%

Administration

        The Director Share Plan will be administered by the Board or a committee of the Board (and therefore references to the Board in this summary include references to the committee). The Board may establish such rules and regulations as it deems necessary for the proper administration of the Director Share Plan, including determinations, interpretations and actions in connection with the plan.

Eligibility for Participation

        Each member of the Board who is not an employee of ours or any subsidiary of ours (a "non-employee director") is eligible to participate in the Director Share Plan. On September 14, 2015, there were 10 non-employee directors who receive Benefits under the Director Share Plan.

Types of Benefits

        The Director Share Plan provides for benefits to be granted in a combination of stock options, stock awards or stock units (collectively, the "Benefits").

Annual Stock Options

        On the date of each annual meeting of our stockholders during the term of the Director Share Plan, each non-employee director in office immediately following such annual meeting will be granted automatically a stock option to purchase that number of whole shares of Class A Common Stock such that the value, as determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of the grant, does not exceed such dollar amount determined from time to time by the Board (such amount being $100,000 for the calendar year ending December 31, 2015); provided that in no event shall the grant exceed 10,000 shares of Class A Common Stock (as adjusted for the 2012 Stock Split), subject to adjustments. The exercise price per share will equal the closing price of a share on the date of grant. The exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Class A Common Stock then owned by the non-employee director, by the withholding of shares of Class A Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Board, payment may also be made by delivering a properly executed exercise notice to us together with a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale or loan proceeds to pay the exercise price. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Director Share Plan. In determining which methods a non-employee director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

        Each stock option is exercisable beginning on the first anniversary of the date of grant, provided that the non-employee director continues to serve on our Board on such anniversary. Prior to the first anniversary, however, a stock option will become immediately exercisable in the event of a "Change in Control" (described below) or the death of the non-employee director. Each stock option terminates on the tenth anniversary of the date of grant unless terminated earlier under the terms of the Director Share Plan.

        In addition, if a non-employee director ceases to serve on our Board, any exercisable outstanding stock option previously granted under the Director Share Plan will remain exercisable up to and including a date five years after the date of cessation of service. However, no stock option granted after the date hereof is exercisable later than ten years after grant. If the service of the non-employee director ceases by reason other than death, disability, voluntary retirement, or failure to be nominated for re-election (unless failure to be nominated is due to any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of our assets), stock options granted to the non-employee director under the Director Share Plan will terminate immediately and become null and void.

        Stock options granted prior to April 10, 2007, that are held by a non-employee director and that have a remaining term of less than one year on the date of the non-employee director's death will automatically be extended to the first anniversary of the date of death.

        The exercise of any stock option that remains exercisable after a non-employee director ceases to serve on our Board will be subject to satisfaction of the conditions precedent that the holder neither (a) competes with or takes other employment with or renders services to a competitor of ours, our subsidiaries or affiliates without our consent, nor (b) conducts himself or herself in a manner adversely affecting us.

Stock Awards for New Non-Employee Directors

        On the date of our first annual meeting of stockholders that is at least six months after the date the non-employee director is first elected to our Board, the non-employee director will be granted automatically 4,000 shares of Class A Common Stock (as adjusted for the 2012 Stock Split), without restrictions, accompanied by an amount in cash for reimbursement of income taxes related to the grant and the cash reimbursement.

Annual Stock Units

        On the date of each annual meeting of our stockholders during the term of the Director Share Plan, each non-employee director in office immediately following such annual meeting will be granted automatically that number of Stock Units (as defined below) obtained by dividing (i) a dollar amount determined from time to time by the Board (such amount, which constitutes the portion of the annual retainer payable by the grant of Stock Units, being $75,000 for the calendar year ending December 31, 2015) by (ii) the average closing price of the Class A Common Stock for the twenty days on which trading occurred immediately preceding the date of grant of the Stock Units. Each grant of a Stock Unit shall be accompanied by a Dividend Equivalent Right (as defined below) with respect to such Stock Unit. A "Stock Unit" is a notional account representing one share of Class A Common Stock. A "Dividend Equivalent Right" is the right to receive the amount of any dividend paid on the share of Class A Common Stock represented by a stock unit.

        Stock units are settled in shares of Class A Common Stock on the first business day of the calendar year following the year in which the non-employee director ceases to serve on our Board. The Board has discretion under the Director Share Plan to allow a non-employee director to defer receipt of shares of Class A Common Stock in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

Other Awards and Provisions

        The award of any Benefit under the Director Share Plan also may be subject to such other provisions as the Board determines appropriate. The Board also may make any other awards to non-employee directors (in addition to those expressly stated in the Director Share Plan) as are consistent with the purposes of the Director Share Plan with terms and conditions determined by the Board.

Nontransferability

        The Director Share Plan provides that stock options and stock units may be transferred generally only by the will of the non-employee director or under applicable inheritance laws. At the discretion of the Board, a stock option or stock unit may be transferred solely to the non-employee director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the stock option or stock unit.

Amendments

        The Board may amend the Director Share Plan from time to time or suspend or terminate the Director Share Plan at any time. No amendment of the Director Share Plan may be made without approval of our stockholders if required by applicable law or by any listing agreement to which we are a party with a national securities exchange or other market system.

Change in Stock; Change in Control

        The Director Share Plan contains provisions for equitable adjustment of stock options and stock units in the event of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our stockholders. In addition, the Board has the authority to adjust, in an equitable manner, the number of shares of Class A Common Stock that may be issued under the Director Share Plan and the number of stock options, stock awards and stock units that may be granted under the Director Share Plan.

        If we have a Change in Control (as defined in the plan) (other than, among other things, by reason of changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities), all outstanding stock options immediately become exercisable and all outstanding stock units immediately become payable. In the event of a Change in Control, the Board, in its discretion, may cause each outstanding stock option to terminate, and each option holder would have the right to receive the excess of the closing price of a share of Class A Common Stock subject to his or her stock option immediately prior to the change in control over the exercise price, payable in cash or other property as determined by the Board. Under the terms of the Director Share Plan, a "Change in Control" is deemed to have occurred upon any of the following events:

          (i) On or after the date there are no shares of our Class B Common Stock outstanding, any person (other than us, any subsidiary, any employee benefit plan sponsored by us or any member of the Lauder family or any family-controlled entities) shall acquire (or shall have acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and shall "beneficially own," directly or indirectly, at least 30% of the total voting power of all classes of our capital stock entitled to vote generally in the election of the Board; or

          (ii) During any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute our Board or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

          (iii) A sale or other disposition (in one transaction or a series of transactions) of all or substantially all of our assets is consummated; or

          (iv) A merger or consolidation involving us is consummated in which we are not the continuing or surviving corporation; or

          (v) A merger or consolidation involving us is consummated pursuant to which all shares of our common stock are converted into cash, securities or other property, except in either case, a consolidation or merger involving us in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.

        Notwithstanding the foregoing, (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change in Control, and (B) any spin-off of a division or subsidiary of ours to our stockholders shall not constitute a Change in Control.

        "Continuing Directors" means (x) our directors in office on the date on which our stockholders initially approved the Non-Employee Director Share Incentive Plan (in November 2000) and (y) any successor to any such director and any additional director who after such date was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

Certain Federal Income Tax Consequences.

        The statements in the following paragraphs of the principal U.S. federal income tax consequences of the Benefits under the Director Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

Stock Options

        Stock options granted under the Director Share Plan are options that do not qualify as "incentive stock options" under Section 422(b) of the Code. A non-employee director who receives a stock option will not recognize any taxable income upon grant. However, the non-employee director generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares of Class A Common Stock at the time of exercise over the exercise price. As a result of Section 16(b) of the Securities Exchange Act of 1934, under certain circumstances, the timing of income recognition may be deferred (the "Deferral Period"). Absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the exercise of the option (a "Section 83(b) Election"), recognition of income by the non-employee director will be deferred until the expiration of the Deferral Period, if any. A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the non-employee director with respect to his or her stock option, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Section 280G of the Code do not apply. If a non-employee director exercises a stock option by delivering shares of common stock, the non-employee director will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the non-employee director's tax basis. The non-employee director, however, will be taxed as described above with respect to the exercise of the stock option as if he or she had paid the exercise price in cash, and we likewise generally will be entitled to an equivalent tax deduction.

Stock Awards

        Non-employee directors generally will recognize ordinary income with respect to stock awards at the time such awards are received, as they are not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), in an amount equal to the fair market value of the shares of Class A Common Stock received. With respect to stock awards that are subject to a Deferral Period, absent a Section 83(b) Election a non-employee director will recognize ordinary income at the conclusion of the Deferral Period, in an amount equal to the fair market value (on such date) of the shares of Class A Common Stock. If a Section 83(b) Election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the fair market value of the shares of Class A Common Stock as of that date. Thereafter, any further gain or loss recognized upon the ultimate sale or disposition of the award is treated as capital gain or loss. In addition, the non-employee director will recognize ordinary income in an amount equal to the cash reimbursement payment received with respect to the stock award. We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the non-employee director, if any, and at the same time such ordinary income is recognized, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Section 280G of the Code do not apply.

Stock Units

        Non-employee directors generally will not recognize ordinary income with respect to stock units at the time such stock units are granted. However, such non-employee directors will recognize ordinary income with respect to such stock units at the time such stock units are settled in shares of Class A Common Stock in an amount equal to the fair market value of such shares of Class A Common Stock on the date they are distributed to the non-employee directors. We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the non-employee director, if any, and at the same time such ordinary income is recognized, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Section 280G of the Code do not apply.

Dividends and Dividend Equivalents

        To the extent Benefits under the Director Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Director Share Plan, a non-employee director generally will recognize ordinary income with respect to such dividends or dividend equivalents when they are received.

Nonqualified Deferred Compensation

        Awards under the Director Share Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year that they vest. It is the intent of the Company that awards under the Director Share Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code. The Company is not obligated to ensure that awards comply with Section 409A of the Code or to take any actions to ensure such compliance.

Change in Control

        In general, if the total amounts "payable" to a non-employee director that are contingent upon a "change in ownership" or a "change in effective control" of the Company (within the meaning of Section 280G of the Code), (including the value attributable to the acceleration of vesting of Benefits under the Director Share Plan upon a "Change in Control" under the Director Share Plan) equals or exceeds three times the non-employee director's "base amount" (generally, such non-employee director's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the

Code, in which case a portion of such payments would be non-deductible to us and the non-employee director would be subject to a 20% excise tax on such portion of the payments.

Regulation

        The Director Share Plan is neither qualified under the provisions of Section 401(a) of the Code, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Other Information

        The closing price of a share of Class A Common Stock on September 14, 2015 was $76.38 per share. Approval of the Director Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of our Class A Common Stock and Class B Common Stock voting in person or by proxy at the 2015 Annual Meeting of Stockholders. If stockholders do not approve the Director Share Plan, the plan will continue without giving effect to the proposed amendments, and our Board will reconsider the alternatives available with respect to the compensation of non-employee directors.

        As of September 8, 2015, Benefits have been granted to the following individuals or groups of individuals under the Director Share Plan (since its inception in November 2000):

Name of Individual or Group (Position)	Grants of Class A Common Stock and Shares of Class A Common Stock Underlying Stock Options and Stock Units (Granted since November 2000)

William P. Lauder, Executive Chairman	0
Fabrizio Freda, President and Chief Executive Officer	0
John Demsey, Group President	0
Cedric Prouvé, Group President, International	0
Tracey T. Travis, Executive Vice President and Chief Financial Officer	0
Current Executive Officers (as a group)	0
Current Directors who are not Executive Officers (as a group)	1,093,478
Each Nominee for Election as Director
Rose Marie Bravo, CBE	125,370
Paul J. Fribourg	90,335
Mellody Hobson	94,276
Irvine O. Hockaday, Jr.	143,929
Barry S. Sternlicht	112,594
Each other person who received or is to receive 5% or more of such options, warrants, or rights
Charlene Barshefsky	149,272
Wei Sun Christianson	26,390
Richard D. Parsons	164,408
Lynn Forester de Rothschild	149,732
Richard F. Zannino	37,172
All current Employees and Officers who are not Executive Officers (as a group)	0

If our stockholders approve the Director Share Plan at this Annual Meeting, the number of shares of Class A Common Stock and shares of Class A Common Stock underlying other Benefits that are expected to be received by the following individuals or groups of individuals under the Director Share Plan is:

New Plan Benefits

The Estée Lauder Companies Inc. Non-Employee Director Share Incentive Plan
Name and Position	Shares of Class A Common Stock, Stock Options, or Stock Units(1)

William P. Lauder, Executive Chairman	0
Fabrizio Freda, President and Chief Executive Officer	0
John Demsey, Group President	0
Cedric Prouvé, Group President, International	0
Tracey T. Travis, Executive Vice President and Chief Financial Officer	0
All current Executive Officers (as a group)	0
All current Directors who are not Executive Officers (as a group)(2)	694,451
All current Employees and Officers who are not Executive Officers (as a group)	0

(1)
Amounts not included in prior table

(2)
Includes the 94,451 shares of Class A Common Stock available under the Director Share Plan as of September 8, 2015

The Board recommends a vote FOR the proposal to approve the Company's Amended and Restated Non-Employee Director Share Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means, and personal contact by directors, officers, and employees of the Company without additional compensation.

Stockholder Proposals and Director Nominations for the 2016 Annual Meeting

        If a stockholder intends to present a proposal for action at the 2016 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by June 2, 2016. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2016 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than July 2, 2016 and ending on August 1, 2016. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2016 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary New York, New York September 24, 2015

        The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2015, which includes financial statements, is available, together with this Proxy Statement, at www.envisionreports.com/EL. The Annual Report does not form any part of the material for the solicitations of proxies.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

        In the "Proxy Statement Summary" and in the "Compensation Discussion and Analysis," the Company presents certain non-GAAP financial information. We use these non-GAAP financial measures, among other financial measures, to evaluate our operating performance; these measures represent the manner in which we conduct and view our business. Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between periods. While we consider these non-GAAP measures useful in analyzing our results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

        The following table presents Net Sales, Operating Margin, and Diluted EPS adjusted to exclude the impact of accelerated orders associated with the July 2014 SMI rollout, the Venezuela remeasurement charges, returns, and total charges (adjustments) associated with restructuring activities, and the fiscal 2010 interest expense on debt extinguishment. The table below provides reconciliations between these non-GAAP financial measures and the most directly comparable U.S. GAAP measures.

Financial Metric	Fiscal 2015	Fiscal 2014	Change over Prior Year	Change over Prior Year in Constant Currency	Fiscal 2012	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	Fiscal 2010	5-Year Compound Annual Growth Rate (or Basis Point Improvement)

	($ in millions, except per share data)
Net Sales as reported	$10,780.4	$10,968.8	(1.7)%	3.0%	$9,713.6	3.5%	$7,795.8	6.7%
Accelerated orders associated with SMI rollout	178.3	(178.3)			—		—
Returns (adjustments) associated with restructuring activities	—	(0.1)			2.1		15.7

Net Sales as adjusted	$10,958.7	$10,790.4	1.6%	6.4%	$9,715.7	4.1%	$7,811.5	7.0%

Operating Margin as reported	14.9%	16.7%	–180bp		13.5%	+140bp	10.1%	+480bp
Accelerated orders associated with SMI rollout	1.2	(1.2)			—		—
Venezuela remeasurement charges	0.0	0.4			—		—
Total charges (adjustments) associated with restructuring activities	—	(0.0)			0.7		1.1

Operating Margin as adjusted	15.9%	16.1%	–20bp		14.2%	+170bp	11.2%	+470bp

Diluted EPS as reported	$2.82	$3.06	(7.8)%		$2.16	9.4%	$1.19	18.8%
Accelerated orders associated with SMI rollout	.21	(.21)			—		—
Venezuela remeasurement charges	.01	.10			—		—
Total charges (adjustments) associated with restructuring activities	—	(.00)			.11		.14
Interest expense on debt extinguishment	—	—			—		.04

Diluted EPS as adjusted	$3.05	$2.95	3.4%		$2.27	10.3%	$1.37	17.3%

Certain amounts do not sum due to rounding

Note: We operate on a global basis, with the majority of our net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, we present certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of our underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current year results using prior year weighted-average foreign currency exchange rates.

A-1

APPENDIX B

THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002
SHARE INCENTIVE PLAN
(as of November 12, 2015)

1.     Purpose.    The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (the "Plan") is intended to provide incentives which will attract, retain, motivate and reward highly competent people as officers, directors and key employees of The Estée Lauder Companies Inc. (the "Company") and its subsidiaries and affiliates, by providing them opportunities to acquire shares of the Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein. Additionally, the Plan is intended to assist in further aligning the interests of the Company's officers, directors and key employees to those of its other stockholders.

2.     Administration.

(a)   The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members (which may be the Compensation Committee or the Stock Plan Subcommittee) and shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits (as defined below) granted hereunder as it deems necessary or advisable, including the right to establish the terms and conditions of Benefits, to accelerate the vesting or exercisability of Benefits and to cancel Benefits. The Committee may determine the extent to which any Benefit under the Plan is required to comply, or not comply, with Section 409A of the Code. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

(b)   The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

(c)   Notwithstanding any provision of the Plan to the contrary, the Board may from time to time reserve to a committee (the "Employee Equity Award Committee"), comprised of one or more members of the Board whether or not such member(s) serve on the Committee, any or all of the authority and responsibility of the Committee under the Plan (other than with respect to Sections 13 and 21 of the Plan) with respect to Benefits granted to employees of the Company other than (i) executive officers of the Company, (ii) members of the Board, (iii) any individual who is a "covered employee" within the meaning of Section 162(m)(3) of the Code, or (iv) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act. To the extent and during such time as the Board has so reserved any authority and responsibility to the Employee Equity Award Committee, the Employee Equity Award Committee shall have all of the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 2(c) and in Sections 13 and 21 and of the Plan) shall include the Employee Equity Award Committee. To the extent that any action of the Employee Equity Award Committee under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Committee shall control.

3.     Participants.    Participants will consist of such officers, directors and key employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

4.     Type of Benefits.    Benefits under the Plan may be granted in any one or a combination of the following (collectively, "Benefits"): (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described below). Stock Awards, Performance Awards, and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 hereof. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve (each a "Benefit Agreement"); provided, however, that in the event of any conflict between the provisions of the Plan and any Benefit Agreement and subject to Section 12, the provisions of the Plan shall prevail.

5.     Common Stock Available Under the Plan; Minimum Vesting.

(a)   Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 13 hereof, the maximum number of shares of Class A Common Stock that is available for issuance to participants (including permitted assignees) and their beneficiaries under this Plan shall be 74,000,000 (the "Maximum Aggregate Share Amount"), which may be authorized and unissued or treasury shares. Any shares of Class A Common Stock covered by a Benefit (or portion of a Benefit) granted under the Plan, which is forfeited or canceled, expires or, in the case of a Benefit other than a Stock Option, is settled in cash, shall again be available for issuance under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining (x) the maximum number of shares of Class A Common Stock with respect to which Benefits (including the maximum number of shares of Class A Common Stock subject to Stock Options and Stock Appreciation Rights)

may be granted to an individual participant under the Plan or (y) the maximum number of shares of Class A common Stock that may be delivered through Stock Options under the Plan.

(b)   Shares of Class A Common Stock withheld or tendered (either actually or by attestation) to satisfy tax withholding obligations for Benefits granted under the Plan or any shares of Class A Common Stock withheld or tendered to pay the exercise price of Stock Options under the Plan shall be counted against the shares of Class A Common Stock available for issuance under the Plan and shall not be available again for grant. Shares of Class A Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity ("Assumed Awards") shall not reduce the maximum number of shares of Class A Common Stock available for issuance under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or its subsidiaries or affiliates acquiring another entity (or an interest in another entity). This Section 5(b) shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining (x) the maximum number of shares of Class A Common Stock with respect to which Benefits (including the maximum number of shares of Class A Common Stock subject to Stock Options and Stock Appreciation Rights) may be granted to an individual participant under the Plan or (y) the maximum number of shares of Class A Common Stock that may be delivered through Stock Options under the Plan.

(c)   Subject to any adjustments made in accordance with Section 13 hereof, the following additional aggregate and individual maximums are imposed under the Plan. The aggregate number of shares of Class A Common Stock that may be delivered through Stock Options shall be the Maximum Aggregate Share Amount. Subject to any adjustments made in accordance with Section 13 hereof, the number of shares of Class A Common Stock with respect to which Benefits may be granted to an individual participant under the Plan in any fiscal year of the Company shall not exceed 4,000,000; provided, however, that the number of such shares granted to any non-employee director of the Company in any fiscal year of the Company shall not exceed 24,000.

(d)   For all Stock Awards, Performance Awards or Stock Units (collectively, "Share Awards") granted after August 18, 2010, except in the event of a participant's death, disability, or retirement, or in the event of a Change in Control (as define below) (i) Share Awards granted as to which vesting is based solely on continuation of service will vest over a minimum period of three (3) years from the date of grant, (ii) Share Awards granted that do not exceed 600 shares of Class A Common Stock (subject to any adjustments made in accordance with Section 13 hereof) per participant as to which vesting is based solely on continuation of service will vest over a minimum period of one (1) year, and (iii) Share Awards as to which vesting is based solely or in part on the achievement of one or more performance conditions will vest based on a performance period of no shorter than one (1) year (and if vesting is within one year of the grant date, the grant date must be within the first three months of the performance period). Notwithstanding the foregoing, such minimum vesting requirements shall not apply to (x) Assumed Awards and (y) Share Awards granted after September 8, 2015 involving an aggregate number of shares of Class A Common Stock not in excess of 5% of the Remaining Available Shares (as defined below). "Remaining Available Shares" means 16,397,036, which equals (i) the shares of Class A Common Stock remaining available for issuance under the Plan as of September 8, 2015 plus (ii) 10,000,000 shares of Class A Common Stock. Vesting over a minimum period of three (3) years or one (1) year shall not require cliff vesting and may include periodic vesting over such applicable period.

6.     Stock Options.    Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Class A Common Stock at set terms. Stock Options may be "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options"),

or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

(a)   Exercise Price.    Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, except in the case of Assumed Awards to the extent permitted by Section 409A of the Code and subject to subsection (d) below, that the per-share exercise price shall not be less than 100% of the Fair Market Value (as defined below) of the Class A Common Stock on the date the Stock Option is granted.

(b)   Payment of Exercise Price.    The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Class A Common Stock of the Company then owned by the participant, by the withholding of shares of Class A Common Stock for which a Stock Option is exercisable or by a combination of these methods. In the discretion of the Committee, payment also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Class A Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

(c)   Exercise Period.    Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted except, for Stock Options granted before April 10, 2007, in the event of a participant's death, the exercise period of such participant's Stock Options may be extended beyond such period but no longer than one year after the participant's death. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the Benefit Agreement relating to the option grant.

(d)   Limitations on Incentive Stock Options.    Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed $100,000 and any Stock Options exercisable in excess of the $100,000 limit shall be treated as nonqualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Class A Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten years after the date it is granted; provided, however, that Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the Fair Market Value of the Class A Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

(e)   Post-Employment Exercises.    The exercise of any Stock Option after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with, or takes employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company

7.     Stock Appreciation Rights.

(a)   The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, Stock Options. A Stock Appreciation Right is a right to receive a payment in cash, Class A Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value, or other specified valuation (which shall be no less than the Fair Market Value), of a specified number of shares of Class A Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which, except in the case of Assumed Awards to the extent permitted by Section 409A of the Code, shall be no less than the Fair Market Value) of such shares of Class A Common Stock on the date the right is granted, all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a Stock Option, the Fair Market Value designated in the Benefit Agreement may be the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.

(b)   Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted except, for Stock Appreciation Rights granted before April 10, 2007, in the event of a participant's death, the exercise period of such participant's Stock Appreciation Rights may be extended beyond such period but no longer than one year after the participant's death. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right.

(c)   The exercise of any Stock Appreciation Right after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with, or takes other employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company.

8.     Stock Awards.    The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines to be appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described in Section 11 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Class A Common Stock covered by a Stock Award. The Committee also may require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Class A Common Stock subject to a Stock Award, all of the rights of a holder of shares of Class A Common Stock of the Company, including the right to receive dividends and to vote the shares.

9.     Performance Awards.

(a)   Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. Performance Awards may constitute Performance-Based Awards, as described in Section 11 hereof. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant; provided, that for Performance Awards subject to Section 409A of the Code, these determinations must be made on or before the date of grant of the Performance Award. Performance Awards may be in the form of shares of Class A Common Stock or Stock Units. Performance Awards may be awarded as short-term or long-term incentives. Performance targets may be based upon Company-wide, divisional and/or individual performance, or other factors as determined by the Committee.

(b)   With respect to those Performance Awards that are not intended to constitute Performance-Based Awards, the Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of such targets the Committee shall have precluded its authority to make such adjustments, provided that, for Performance Awards that are subject to Section 409A of the Code, the adjustments are compliant with Section 409A of the Code and the regulations thereunder.

(c)   Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate, provided that, for Performance Awards that vest on or after January 1, 2005, any election and deferral is compliant with the requirements of Section 409A of the Code and the regulations thereunder.

10.   Stock Units.

(a)   The Committee may, in its discretion, grant Stock Units to participants hereunder. A "Stock Unit" means a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by a Benefit Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Stock Units may constitute Performance-Based Awards, as described in Section 11 hereof. Each Benefit Agreement evidencing a Stock Unit grant shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions (including the termination of a participant's service due to death, disability or other reason) under which the Stock Unit may be forfeited and such other provisions as the Committee shall determine. A Stock Unit granted by the Committee shall provide for payment in either shares of Class A Common Stock or cash, as determined by the Committee. Shares of Class A Common Stock issued pursuant to this Section 10 may be issued with or without payments or other consideration therefor, as may be required by applicable law or as may be determined by the Committee. On or before the grant date, the Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Class A Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units.

(b)   For Stock Units that vest on or after January 1, 2005, any deferral feature must comply with the requirements of Section 409A of the Code and the regulations thereunder.

11.   Performance-Based Awards.    Certain Benefits granted under the Plan may be granted in a manner such that the Benefits qualify for the performance-based compensation exception to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of goals in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders and (xvi) cash flows. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes. With respect to Performance-Based Awards, (i) the Committee shall establish in writing (x) the performance goals applicable to a given period specifying in terms of an objective formula or standard the method for computing the amount of compensation payable to the participant if such performance goals are achieved and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after one-quarter of such period has elapsed) and (ii) no Performance-Based Awards shall be payable to or vest with respect to any participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to any Benefits intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, and unless restricted by the applicable Benefit Agreement, the Committee may reduce or eliminate the number of shares of Class A Common Stock or cash granted or the number of shares of Class A Common Stock vested upon the attainment of such performance goal.

12.   Foreign Laws.    The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions which the Committee determines to be necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no Benefits may be granted pursuant to this Section 12 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

13.   Adjustment Provisions; Change in Control.

(a)   If there is any change in the Class A Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the

Committee will adjust, in a fair and equitable manner, the Plan and each outstanding Benefit under the Plan to prevent dilution or enlargement of participants' rights under the Plan. The Committee will make this adjustment each time one of the changes identified above occurs by (i) adjusting the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that may be issued under the Plan or that are subject to other share limitations under the Plan, the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that are subject to outstanding Benefits, and/or where applicable, the exercise price or purchase price applicable to outstanding Benefits, (ii) granting a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional Benefit under this Plan) in respect of any outstanding Benefit, or (iii) providing for the settlement of any outstanding Benefit (other than a Stock Option or Stock Appreciation Right) in such securities, cash and/or property as would have been received had the Benefit been settled in full immediately prior to the change. However, any adjustment or change or other action under this Section 13 shall comply with or otherwise ensure exemption from Section 409A of the Code, as applicable. Appropriate adjustments also may be made by the Committee to the terms of any Benefits under the Plan to reflect such changes or distributions (and any extraordinary dividend or distribution of cash or other assets) and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods (except that Benefits intended to constitute Performance-Based Awards shall only be adjusted to the extent permitted under Section 11 hereof, and all Benefits will only be adjusted to ensure compliance with, or exemption from, Section 409A of the Code). In addition, other than with respect to Stock Options, Stock Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

(b)   Notwithstanding any other provision of this Plan, in the event of a Change in Control (as defined below), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, accelerating the exercisability or vesting of such Benefits on a Change in Control or, if such Benefits are assumed by an acquirer, on a termination of employment following a Change in Control, or such other actions provided in an agreement approved by the Board in connection with a Change in Control and such Benefits shall be subject to the terms of such agreement as the Committee, in its discretion, shall determine, provided that all such actions ensure Benefits are compliant with, or otherwise exempt from, Section 409A of the Code. The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price or purchase price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. For purposes of this Plan, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

  (i)    On or after the date there are no shares of Class B Common Stock, par value $.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company or any member of the Lauder family or any family-controlled entities) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

  (ii)    During any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority thereof or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

  (iii)    Consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

  (iv)    Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of the Company's common stock outstanding immediately before the effectiveness of that consolidation or merger are changed into or exchanged for common stock of the subsidiary) or (B) in which all shares of the Company's common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.

Notwithstanding the foregoing, none of the following shall constitute a Change in Control: (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities, without other changes that would constitute a Change in Control; or (B) any spin-off of a division or subsidiary of the Company to its stockholders.

For purposes of this Section 13(b), "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date whose appointment or election is endorsed by a majority of the Continuing Directors at the time of his or her nomination or election.

14.   Nontransferability.    Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Benefit.

15.   Other Provisions.    The award of any Benefit under the Plan also may be subject to such other provisions (whether or not applicable to a Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation for the forfeiture of, or restrictions on resale or other disposition of, Class A Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change of control (whether or not a Change in Control) of the Company, for the payment of the value of Benefits that are exempt from Section 409A of the Code to participants in the event of a change of control (whether or not a Change in Control) of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan. The award of any Benefit under the Plan shall be subject to the receipt of the Company of consideration required under applicable state law.

16.   Fair Market Value.    For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Class A Common Stock on the date of calculation (or on the last preceding trading date if Class A Common Stock was not traded on such date) if the Class A Common Stock is readily tradeable on a national securities exchange or other market system. If the Class A Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Class A Common Stock; provided that, for Stock Options and Stock Appreciation Rights that vested on and after January 1, 2005, Fair Market Value will be determined in accordance with the requirements of Section 409A of the Code and the regulations thereunder.

17.   Withholding.    All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax-withholding requirements at the minimum statutory withholding rates. Notwithstanding the foregoing, if the Company proposes or is required to distribute Class A Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax-withholding requirements prior to the delivery of any certificates for such Class A Common Stock. In lieu thereof, the Company or the employing corporation shall have the right, to the extent compliant with Section 409A of the Code, to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Class A Common Stock by electing to have the Company withhold shares of Class A Common Stock having a fair market value, determined based on the average of the high and low trading prices of Class A Common Stock on the date of vesting (or if the date of vesting does not fall on a trading day, such average price on the next trading day after the date of vesting), equal to the amount of tax to be withheld at the minimum statutory withholding rates.

18.   Tenure.    A participant's right, if any, to continued employment with the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan. For purposes of this Plan, in respect of participants who are non-employee directors, the term "employment" shall mean service.

19.   Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

20.   No Fractional Shares.    No fractional shares of Class A Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. On or before the date of grant of any Benefit under the Plan that is subject to Section 409A of the Code, the Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated with respect to that Benefit.

21.   Duration, Amendment and Termination.    No Benefit shall be granted more than ten years after the Effective Date. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (a) disqualify any Incentive Stock Options granted under the Plan; (b) increase the aggregate number of shares of Class A Common Stock that may be delivered through Stock Options under the Plan; (c) increase the maximum amount which can be paid to an individual participant under the Plan as set forth in the third sentence of Section 5(c) hereof; (d) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; (e) modify the requirements as to eligibility for participation in the Plan, (f) allow for the repricing of Stock Options or Stock Appreciation Rights for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed, or (g) allow for the repurchasing of Stock Options or Stock Appreciation Rights for cash or otherwise. Notwithstanding anything to the contrary contained herein, the Committee may amend the terms of any outstanding Benefit or any provision of the Plan as the Committee deems necessary to ensure compliance with Section 409A of the Code.

22.   Governing Law.    This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

23.   Compliance with Section 409A of the Code and Section 457A of the Code

  (a)    General.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code, such that there are no adverse tax consequences, interest, or penalties pursuant to Section 409A of the Code as a result of the Benefits. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 409A of the Code, the Committee may, in its sole discretion and without a participant's prior consent, amend the Plan and/or outstanding Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of a Benefit. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan and Benefits are exempt from or comply with Section 409A of the Code.

  (b)    Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or Benefit Agreement, any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of his or her

  "separation from service" (as defined below) (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such "separation from service" and shall instead be paid (in a manner set forth in the Benefit Agreement) on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

  (c)    Separation from Service.    A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Benefit Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and the payment thereof prior to a "separation from service" would violate Section 409A of the Code. For purposes of any such provision of the Plan or any Benefit Agreement relating to any such payments or benefits, references to a "termination," "termination of employment," "termination of continuous service" or like terms shall mean "separation from service."

  (d)    Section 457A.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder ("Section 457A"), such that there are no adverse tax consequences, interest, or penalties as a result of the Benefits and Section 457. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 457A, the Committee may, in its sole discretion and without a Participant's prior consent, amend the Plan and/or Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 457A, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

  (e)    No Guarantee.    Nothing in this Plan shall be a guarantee of any particular tax treatment.

24.   Recoupment Policy.    Benefits awarded under the Plan shall be subject to any recoupment policy adopted by the Company as it exists from time to time.

25.   Effective Date.    The Plan shall be effective on the date it is approved by stockholders of the Company at an annual meeting or any special meeting of the stockholders of the Company (the "Effective Date").

APPENDIX C

THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN
(as of November 12, 2015)

1.     Purpose.    The Estée Lauder Companies Inc. Non-Employee Director Share Incentive Plan (the "Plan") is intended (i) to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors of The Estée Lauder Companies Inc. (the "Company"), and (ii) to assist in further aligning the interests of the Company's non-employee directors with those of its other stockholders, by providing non-employee directors with opportunities to acquire shares of the Class A Common Stock, par value $0.01 per share, of the Company ("Class A Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein.

2.     Administration.    The Plan will be administered by the Board of Directors of the Company (the "Board") or a committee appointed by the Board from among its members (and references herein to the Board shall be deemed to include references to any such committee, except as the context otherwise requires). The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits (as defined below) granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board shall be binding and conclusive on all participants and their legal representatives.

The Board may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Board in the engagement of such counsel, consultant or agent shall be paid by the Company.

3.     Participants.    Each member of the Board who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") shall be eligible to participate in the Plan.

4.     Type of Benefits.    Benefits under the Plan shall be granted in a combination of (a) Stock Options, (b) Stock Awards and/or (c) Stock Units (each as described below, and collectively, the "Benefits"). Benefits may be evidenced by agreements (which need not be identical) in such forms as the Board may from time to time approve (each a "Benefit Agreement"); provided, however, that in the event of any conflict between the provisions of the Plan and any such Benefit Agreements, the provisions of the Plan shall prevail.

5.     Common Stock Available Under The Plan.

(a)   Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 9 hereof, the maximum number of shares of Class A Common Stock that may be delivered to Non-Employee Directors and their beneficiaries under the Plan shall be 1,800,000 shares of Class A Common Stock, which may be authorized and unissued or treasury shares. Any shares of Class A Common Stock covered by a Stock Option or Stock Unit granted under the Plan, which is forfeited, is canceled, or expires, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Class A Common Stock available for delivery under the Plan.

(b)   If any Stock Option is exercised by tendering shares of Class A Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a Stock Option under the Plan, only the number of shares of Class A Common Stock issued net of the shares of Class A Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Class A Common Stock available for delivery under the Plan.

6.     Annual Stock Options.

(a)   Grant.    On the date of each Annual Meeting of Stockholders of the Company during the term of the Plan, each Non-Employee Director in office immediately following such Annual Meeting shall be granted automatically a Stock Option to purchase that number of whole shares of Class A Common Stock such that the value, as determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of the grant, does not exceed such dollar amount determined from time to time by the Board; provided that in no event shall the grant to each Non-Employee Director exceed 10,000 shares of Class A Common Stock (subject to adjustments made in accordance with Section 9 hereof). Stock Options are not intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

(b)   Exercise Price.    Each Stock Option granted hereunder shall have a per-share exercise price equal to the Fair Market Value (as defined herein) of a share of Class A Common Stock on the date of grant (subject to adjustments made in accordance with Section 9 hereof).

(c)   Payment of Exercise Price.    The option exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Class A Common Stock then owned by the Non-Employee Director (to be valued at their Fair Market Value on the date of exercise), by the withholding of shares of Class A Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Board, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Class A Common Stock then owned by a Non-Employee Director, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the Non-Employee Director only the number of incremental shares to which the Non-Employee Director is entitled upon exercise of the Stock Option. In determining which methods a Non-Employee Director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

(d)   Exercise Period.

  (i)    General.    Each Stock Option granted to a Non-Employee Director hereunder shall become exercisable beginning on the first anniversary of the date of grant, provided that the Non-Employee Director continues to serve as a director of the Company on such anniversary date; provided, however, any such Stock Option granted to a Non-Employee Director shall become immediately exercisable in the event of (A) a Change in Control of the Company (as defined in

  Section 9(b) hereof), subject to Section 9(b) hereof or (B) the death of the Non-Employee Director. Each Stock Option shall terminate on the tenth anniversary of the date of grant unless terminated earlier pursuant to the Plan or, for Stock Options granted before April 10, 2007, later pursuant to Section 6(d)(iii) hereof. If a Non-Employee Director ceases to serve as a director of the Company for any reason other than as a result of a Change in Control or his or her death, each Stock Option granted to such person less than one year prior to cessation of service shall immediately terminate and become null and void upon such cessation of service.

  (ii)    Termination of Directorship.    If a Non-Employee Director ceases to serve as a director of the Company, any exercisable outstanding Stock Option previously granted to such Non-Employee Director shall, to the extent not theretofore exercised, remain exercisable at any time up to and including a date that is five years after the date of such cessation of service, except, for Stock Options granted before April 10, 2007, as set forth in Section 6(d)(iii) hereof, at which time such Stock Option shall terminate and become null and void; provided, however, that no Stock Option shall be exercisable later than ten years after the date of grant (except, for Stock Options granted before April 10, 2007, as set forth in Section 6(d)(iii) hereof); provided, further, however, if the service of a Non-Employee Director ceases by reason other than (A) death, (B) disability (as described in Section 22(e)(3) of the Code), (C) voluntary retirement from service as a director of the Company, or (D) the failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible, unless such failure to nominate for re-election is due to any act of (1) fraud or intentional misrepresentation or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary, in which case such Stock Option shall immediately terminate and become null and void.

  (iii)    Extension of Term.    The term of exercise of any outstanding Stock Options granted prior to April 10, 2007 that have a remaining term of less than one year on the date of a Non-Employee Director's death shall automatically be extended to the first anniversary of the date of death.

(e)   Post-Directorship Exercises.    The exercise of any Stock Option after a Non-Employee Director ceases to serve as a director shall be subject to satisfaction of the conditions precedent that the former Non-Employee Director neither (i) competes with, or takes employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company. If a Stock Option shall be exercised by the legal or personal representative of a deceased Non-Employee Director or former Non-Employee Director, or by a person who acquired a Stock Option granted hereunder by bequest or inheritance or by reason of the death of any Non-Employee Director or former Non-Employee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Stock Option.

7.     Stock Awards for New Non-Employee Directors.    On the date of the first Annual Meeting of Stockholders of the Company which is at least six months after the date a Non-Employee Director is first elected to the Board, such Non-Employee Director (provided that he or she is in office immediately following the Annual Meeting) shall be granted automatically 4,000 shares of Class A Common Stock (subject to adjustments made in accordance with Section 9 hereof), without restrictions, accompanied by an amount in cash for reimbursement of income taxes related to such grant and cash reimbursement payment.

8.     Annual Stock Units.

(a)   On the date of each Annual Meeting of Stockholders of the Company during the term of the Plan, each Non-Employee Director in office immediately following such Annual Meeting shall be granted automatically that number of Stock Units obtained by dividing (i) a dollar amount determined from time to time by the Board by (ii) the average closing price of the Class A Common Stock for the twenty days on which trading occurred immediately preceding the date of grant of the Stock Units. Each grant of a Stock Unit shall be accompanied by a Dividend Equivalent Right (as defined below) with respect to such Stock Unit.

(b)   On the first business day of the calendar year following the year in which a Non-Employee Director ceases to serve as a director, the shares of Class A Common Stock representing the Stock Units granted to the Non-Employee Director shall be distributed to him or her or, in the case of his or her death, to his or her legal or personal representative.

(c)   The Board may, in its discretion, allow a Non-Employee Director to defer receipt of shares of Class A Common Stock in a manner which complies with Section 409A of the Internal Revenue Code of 1986, as amended.

(d)   A "Stock Unit" means a notional account representing one share of Class A Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Class A Common Stock represented by a Stock Unit, which shall be payable in the form of additional Stock Units. Additional Stock Units paid in respect of Dividend Equivalent Rights shall be subject to the same terms and conditions as the Stock Units with which the Dividend Equivalent Rights are associated.

(e)   Notwithstanding the foregoing, in no event shall a Non-Employee Director be granted Stock Units (including Dividend Equivalent Rights), as the case may be, pursuant to this Section 8 for greater than 10,000 shares of Class A Common Stock (subject to amendment from time to time by the Board, and to adjustments made in accordance with Section 9 hereof) in any calendar year.

9.     Adjustment Provisions; Change in Control.

(a)   If there shall be any change in the Class A Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Board shall adjust, in a fair and equitable manner, the Plan and each outstanding Benefit thereunder, to prevent dilution or enlargement of participants' rights under the Plan, and such an adjustment shall be made successively each time any such change shall occur. Such adjustment shall be effected by one or more of the following, as applicable, as determined by the Board of Directors: (i) adjustment of the number of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that may be issued under the Plan, adjustment of the number of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that are subject to outstanding Benefits, and/or where applicable, the exercise price or purchase price applicable to such Benefits; (ii) grant of a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional Benefit under this Plan) in respect of any outstanding Benefit, (iii) provision for the settlement of any outstanding Benefit (other than a Stock Option) in such securities, cash and/or other property as would have been received had the Benefit been settled in full immediately prior to the change; provided, however, that any adjustment pursuant to this Section 9 shall comply with or otherwise ensure exemption from Section 409A of the Code, as applicable.

(b)   Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Stock Options shall immediately become exercisable and all outstanding Stock Units shall immediately become payable. For purposes of this Section 9(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

  (i)    On or after the date there are no shares of Class B Common Stock, par value $.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company or any member of the Lauder family or any family-controlled entities (collectively, the "Lauder Family")) shall acquire (or shall have acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and shall "beneficially own" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

  (ii)   During any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof or (B) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

  (iii)  Consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

  (iv)  Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of the Company's common stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (B) pursuant to which all shares of the Company's common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.

Notwithstanding the foregoing, none of the following shall constitute a Change in Control of the Company: (A) changes in the relative beneficial ownership among members of the Lauder Family, without other changes that would constitute a Change in Control; or (B) any spin-off of a division or subsidiary of the Company to its stockholders.

For purposes of this Section 9(b), "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date whose appointment or election is endorsed by a majority of the Continuing Directors at the time of his or her nomination or election.

The Board, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Class A Common Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such shares of Class A Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction constituting the Change in Control) or in a combination thereof, as the Board, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

10.   Nontransferability.    Stock Options and Stock Units granted under the Plan to a Non-Employee Director shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director. In the event of the death of a Non-Employee Director, each Stock Option theretofore granted to him or her shall be exercisable during such period after his or her death and by such persons as set forth in Section 6 above. Notwithstanding the foregoing, at the discretion of the Board, an award of a Stock Option or Stock Unit may permit the transferability of any such Stock Option or Stock Unit by a Non-Employee Director solely to the Non-Employee Director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Stock Option or Stock Unit.

11.   Other Awards and Provisions.    The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other Non-Employee Director) as the Board determines appropriate. The Board also may make any other awards to Non-Employee Directors as are consistent with the purposes of this Plan with such terms and conditions as the Board may determine in its sole discretion.

12.   Issuance of Stock Certificates and Related Matters.    The Company may endorse such legend or legends upon the certificates or book entries for shares of Class A Common Stock issued under this Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as the Board, in its sole discretion, determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or (ii) implement the provisions of the Plan and any agreement between the Company and the Non-Employee Director. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Class A Common Stock under the Plan or make any other distribution of Benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation the Securities Act), and the applicable requirements of any securities exchange or similar entity.

13.   Fair Market Value.    For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Class A Common Stock on the date of calculation (or on the last preceding trading date if Class A Common Stock was not traded on such date) if the Class A Common Stock is readily tradable on a national securities exchange or other market system, and if the Class A Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Board as the fair market value of the Class A Common Stock.

14.   Tenure.    A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under this Plan.

15.   Unfunded Plan.    Non-Employee Directors shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Non-Employee Director, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.   No Fractional Shares.    No fractional shares of Class A Common Stock shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17.   Amendment and Termination.    The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no amendment shall have a material adverse effect on an outstanding Stock Option or Stock Unit without the consent of the holder. No amendment of the Plan may be made without approval of the stockholders of the Company if required by applicable law or by any listing agreement to which the Company is a party with a national securities exchange or other market system.

18.   Compliance with Section 409A of the Code and Section 457A of the Code.

(a)   General.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder ("Section 409A"), such that there are no adverse tax consequences, interest, or penalties pursuant to Section 409A as a result of the Benefits. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 409A, the Committee may, in its sole discretion and without a participant's prior consent, amend the Plan and/or outstanding Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 409A, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of a Benefit. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan and Benefits are exempt from or comply with Section 409A.

(b)   Separation from Service.    A termination of service as a member of the Board shall not be deemed to have occurred for purposes of any provision of the Plan or any Benefit Agreement providing for the payment of any amounts or benefits that are considered "nonqualified deferred compensation" (within the meaning of Section 409A) under Section 409A upon or following a termination of service as a member of the Board, unless such termination is also a "separation from service" within the meaning of Section 409A and the payment thereof prior to a "separation from service" would violate Section 409A. For purposes of any such provision of the Plan or any Benefit Agreement relating to any such payments or benefits, references to a "termination," "ceasing to serve," "termination of continuous service" or like terms shall mean "separation from service." Notwithstanding any contrary provision in the Plan or any Benefit Agreement, if any participant in the

Plan subsequently commences employment with the Company or its subsidiaries and is deemed a "specified employee" (as defined under Section 409A) at the time of his or her "separation from service", any payment(s) of nonqualified deferred compensation that are otherwise required to be made under the Plan to such a participant as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such "separation from service" and shall instead be paid (in a manner set forth in the Benefit Agreement, if any) on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of such participant) or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

(c)   Section 457A.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder ("Section 457A"), such that there are no adverse tax consequences, interest, or penalties as a result of the Benefits and Section 457A. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 457A, the Committee may, in its sole discretion and without a participant's prior consent, amend the Plan and/or Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 457A, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

(d)   No Guarantee.    Nothing in this Plan shall be a guarantee of any particular tax treatment.

19.   Governing Law.    This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

20.   Effective Date.    The Plan was originally effective as of November 9, 2000 (the "Effective Date"). The Plan was amended and restated effective November 9, 2007, amended effective July 14, 2011, and amended and restated as of November 12, 2015.

Recyclable

. + Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of The Estée Lauder Companies Inc. to be Held on Thursday, November 12, 2015 This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at www.envisionreports.com/EL. The proxy materials for the Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the Annual Meeting are on the reverse side. Your vote is important. HOW TO VOTE BY INTERNET This is not a proxy card. You cannot use this notice to vote your shares. We encourage you to review the proxy materials online before voting. Use the Internet to vote your shares. Have this notice in hand when you access the website. Follow the instructions below to access the electronic proxy card and vote your shares. You will need to reference the 15-digit control number located in the shaded bar above. Step 1: Go to www.envisionreports.com/EL to view the materials. Step 2: Click on “Cast Your Vote or Request Materials.” Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select your delivery preferences and vote. You can help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before November 2, 2015 to facilitate timely delivery. + 025Q3B Stockholder Meeting Notice IMPORTANT ANNUAL MEETING INFORMATION

. Dear Stockholder of The Estée Lauder Companies Inc.: The 2015 Annual Meeting of Stockholders of The Estée Lauder Companies Inc. (the “Company”) will be held at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, on Thursday, November 12, 2015, at 10:00 a.m. (local time). Voting Items for the Annual Meeting: 1. 2. 3. 4. 5. to elect five Class I Directors to serve until the 2018 Annual Meeting of Stockholders of the Company; to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2016; to provide an advisory vote to approve executive compensation; to approve The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan; and to approve The Estée Lauder Companies Inc. Amended and Restated Non-Employee Director Share Incentive Plan. The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3, 4 and 5. The Board of Directors has fixed the close of business on September 14, 2015 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Stockholders of record as of the Record Date are cordially invited to attend the Annual Meeting. Meeting Location: JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York The following materials are available for you to review online: • • • the Company’s 2015 Proxy Statement (including all attachments thereto); the Company’s 2015 Annual Report (which is not deemed to be part of the official proxy soliciting materials); and any amendments to the foregoing materials that are required to be furnished to stockholders. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper delivery: Current and future paper delivery requests can be submitted via the Internet, telephone or email options below. Email delivery: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the 15-digit control number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/EL. Click “Cast Your Vote or Request Materials.” Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Estee Lauder” in the subject line. Include in the message your full name and address, plus the 15-digit control number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current proxy materials. You can also state your preference for email or paper delivery for future meeting materials. To facilitate timely delivery, all requests for a paper copy of the current proxy materials must be received by November 2, 2015. g g 025Q3B Stockholder Meeting Notice

. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Sign and Date on Reverse Side q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3, 4 and 5. + ForAgainst Abstain Item 1 - Election of five (5) Class I Directors Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2016 fiscal year Nominees 01 - Rose Marie Bravo For Withhold Item 3 - Advisory vote to approve executive compensation 02 - Paul J. Fribourg Item 4 - Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan 03 - Mellody Hobson Item 5 - Approval of The Estée Lauder Companies Inc. 04 - Irvine O. Hockaday, Jr. Amended and Restated Non-Employee Director Share Incentive Plan 05 - Barry S. Sternlicht This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. + 1 U P X 025Q1B X IMPORTANT ANNUAL MEETING INFORMATION

. The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 12, 2015, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: www.edocumentview.com/EL q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy + THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2015, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. B This section must be completed for your vote to be counted. Sign and date below. Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title Date , 2015 + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

Electronic Voting Instructions Available 24 hours a day, 7 days a week If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on November 11, 2015. Vote by Internet • Go to www.envisionreports.com/EL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card Sign and Date on Reverse Side q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3, 4 and 5. + ForAgainst Abstain Item 1 - Election of five (5) Class I Directors Item 2 - Ratification of appointment of KPMG LLP as independent auditors for the 2016 fiscal year Nominees 01 - Rose Marie Bravo For Withhold Item 3 - Advisory vote to approve executive compensation 02 - Paul J. Fribourg Item 4 - Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan 03 - Mellody Hobson Item 5 - Approval of The Estée Lauder Companies Inc. 04 - Irvine O. Hockaday, Jr. Amended and Restated Non-Employee Director Share Incentive Plan 05 - Barry S. Sternlicht This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. + 1 U P X 003SSP003C 025Q2B A X IMPORTANT ANNUAL MEETING INFORMATION

The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 12, 2015, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: www.envisionreports.com/EL q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy + THE ESTÉE LAUDER COMPANIES INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 12, 2015, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. This section must be completed for your vote to be counted. Sign and date below. Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title Date , 2015 + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. C B